SCHEDULE 14A
(Rule 14a-1)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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☑	Definitive Proxy Statement
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ORIENTAL FINANCIAL GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING
P.O. Box 195115
San Juan, Puerto Rico 00919-5115
Dear Shareholder:
     You are cordially invited to attend our annual meeting of shareholders, which will be held at our main executive offices located at the Oriental Center, Professional Offices Park, 997 San Roberto Street, 8th Floor, San Juan, Puerto Rico, on Friday, April 30, 2010, at 10:00 a.m. for the following purposes:
1.	To elect three directors for a three-year term expiring at the 2013 annual meeting of shareholders and when their successors are duly elected and qualified;

2.	To replenish the number of shares reserved for issuance under the Amended and Restated 2007 Omnibus Performance Incentive Plan;

3.	To amend the Amended and Restated 2007 Omnibus Performance Incentive Plan to grant the Compensation Committee discretionary authority to accelerate the exercise or vesting schedules of certain equity awards to non-employee directors;

4.	To amend Article Fourth of our Certificate of Incorporation to increase the authorized number of shares of common stock, par value $1.00 per share, from 40,000,000 to 100,000,000 and the authorized number of shares of preferred stock, par value $1.00 per share, from 5,000,000 to 10,000,000;

5.	To ratify the selection of KPMG LLP as our independent auditors for the year ending December 31, 2010; and

6.	To transact such other business as may properly come before the annual meeting or at any adjournment or postponement thereof. Except with respect to procedural matters incident to the conduct of the meeting, we are not aware of any other business to be brought before the meeting.
     Information relating to the above matters is set forth in the accompanying proxy statement. Shareholders of record at the close of business on March 5, 2010, are entitled to notice of, and to vote at, the meeting. Remember that you may also vote by telephone or over the Internet. For further details, please refer to the enclosed proxy card.
     If you plan to attend the meeting, you must show at the entrance to the meeting proof of ownership of our shares of common stock, such as a broker’s statement showing the shares held by you, and a proper identification card. If your shares are not registered in your own name and you plan to attend the meeting and vote your shares in person, you must contact your broker or agent in whose name your shares are registered to obtain a broker’s proxy issued in your name and bring it to the meeting in order to vote.

BY ORDER OF THE BOARD OF DIRECTORS

José J. Gil de Lamadrid
Chairman
March 17, 2010
San Juan, Puerto Rico

ORIENTAL FINANCIAL GROUP INC.

PROXY STATEMENT
For the Annual Meeting of Shareholders
To be held on Friday, April 30, 2010
     This proxy statement is furnished to you in connection with the solicitation by the Board of Directors of Oriental Financial Group Inc. of proxies to be voted at the annual meeting of shareholders to be held on Friday, April 30, 2010 at 10:00 a.m., at its main executive offices located at Oriental Center, Professional Offices Park, 997 San Roberto Street, 8th Floor, San Juan, Puerto Rico, and at any adjournment or postponement thereof, for the purposes set forth herein. This proxy statement is expected to be made available to shareholders on or before March 19, 2010. Oriental Financial Group Inc. is sometimes hereinafter referred to as “we,” “us,” “our company” or the “Group.”
     Each proxy solicited hereby, if properly signed and returned to us and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given by you, each proxy received will be voted for the matters described below. Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by: (i) filing with the Secretary of the Board of Directors written notice thereof (addressed to: Secretary of the Board of Directors, Oriental Financial Group Inc., P.O. Box 195115, San Juan, Puerto Rico 00919-5115); (ii) submitting a duly executed proxy bearing a later date; or (iii) by appearing in person at the annual meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the annual meeting, including any adjournment or postponement thereof, and will not be used for any other purpose.
     Each proxy solicited hereby also confers discretionary authority on our Board of Directors to vote the proxy with respect to: (i) the approval of the minutes of the last annual meeting of shareholders; (ii) the election of any person as director if any nominee is unable to serve or, for good cause, will not serve; (iii) matters incident to the conduct of the annual meeting; and (iv) such other matters as may properly come before the annual meeting. Except with respect to procedural matters incident to the conduct of the annual meeting, we are not aware of any business that may properly come before the meeting other than those matters described in this proxy statement. However, if any other matters should properly come before the annual meeting, it is intended that proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.
     It is important that your shares be represented regardless of the number you own. Even if you plan to be present, you are urged to complete, sign, date and return, promptly, the enclosed proxy card in the envelope provided. Remember that you may also vote by telephone or over the Internet. The instructions for voting by telephone or over the Internet are set forth in the proxy card. If you attend the meeting, you may vote either in person or by your proxy. Any proxy given may be revoked by you in writing or in person at any time prior to the exercise thereof. If you plan to attend the meeting, you must show at the entrance to the meeting proof of ownership of our shares of common stock, such as a broker’s statement showing the shares held by you, and a proper identification card. If your shares are not registered in your own name and you plan to attend the meeting and vote your shares in person, you must contact your broker or agent in whose name your shares are registered to obtain a broker’s proxy issued in your name and bring it to the meeting in order to vote.
     To avoid delays in ballot taking and counting, and in order to ensure that your proxy is voted in accordance with your wishes, compliance with the following instructions is respectfully requested: when signing a proxy as attorney, executor, administrator, trustee, guardian, authorized officer of a corporation, or on behalf of a minor, please give full title. If shares are in the name of more than one record holder, all record holders must sign.

SOLICITATION OF PROXIES
     The cost of solicitation of proxies will be borne by us. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy materials to the beneficial owners of our shares of common stock. In addition to solicitations by mail, our directors, officers and employees, including those of our subsidiaries, may solicit proxies personally, by telephone or otherwise without additional compensation.
     We have retained Georgeson Inc., an independent proxy solicitation firm (“Georgeson”), to assist us in soliciting proxies from our shareholders. We will pay Georgeson a fee of approximately $9,500 as compensation for its services and will reimburse it for out-of-pocket expenses.
VOTING STOCK OUTSTANDING AND VOTE REQUIRED FOR APPROVAL
     Only holders of our shares of common stock of record at the close of business on March 5, 2010 (the “Voting Record Date”) will be entitled to vote at the annual meeting. The total number of our shares of common stock outstanding on the Voting Record Date and eligible to cast votes at the annual meeting is 24,241,239. On the Voting Record Date, we had outstanding 1,340,000 shares of 7.125% Noncumulative Monthly Income Preferred Stock, Series A, $1.00 par value per share (the “Series A Preferred Stock”) and 1,380,000 shares of 7.0% Noncumulative Monthly Income Preferred Stock, Series B, $1.00 par value per share (the “Series B Preferred Stock”). The shares of Series A Preferred Stock and Series B Preferred Stock are not entitled to vote at the annual meeting.
     The presence, either in person or by proxy, of at least a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the annual meeting. We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. Votes cast by proxy will be counted by Broadridge Financial Solutions, Inc., an independent third party. For purposes of determining quorum, abstentions and broker non-votes will be treated as shares that are present and entitled to vote. A broker non-vote results when a broker or nominee has expressly indicated that it does not have discretionary authority to vote on a particular matter. Action with respect to Proposal 1, “Election of Directors,” will be taken by a plurality (that is, a majority of the votes cast) of the shares present in person or represented by proxy at the annual meeting and entitled to vote. Therefore, abstentions and broker non-votes will not have an effect on the election of directors. With respect to this proposal, each holder of shares of common stock has the right to cumulate his or her votes as described below under the heading “Cumulative Voting in the Election of Directors.” Action with respect to Proposal 2, “Replenishment of Shares Reserved for Issuance under the Omnibus Performance Incentive Plan,” Proposal 3, “Amendment to the Omnibus Performance Incentive Plan,” and Proposal 5, “Ratification of Selection of Independent Auditors,” will be taken by a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote. Action with respect to Proposal 4, “Amendment to Article Fourth of Certificate of Incorporation,” will be taken by a majority of the outstanding shares entitled to vote at the annual meeting. Therefore, as to Proposals 2 through 5, abstentions and broker non-votes will have the same effect as a vote against the proposal.
PROPOSAL 1: ELECTION OF DIRECTORS
     Our by-laws provide that the Board of Directors shall consist of such number of directors as shall be fixed from time to time by resolution of the Board. The number of directors, as established by resolution, is presently eleven. Our articles of incorporation and by-laws also provide that the Board of Directors shall be divided into three classes of directors as nearly equal in number as possible. The members of each class are to be elected for a term of three years and until their successors are duly elected and qualified. Only one class of directors is to be elected annually.

     There are no arrangements or understandings between us and any person pursuant to which such person has been elected as a director. No director is related to any of our directors or executive officers, by blood, marriage or adoption (excluding those that are more remote than first cousin).
     José J. Gil de Lamadrid, José Rafael Fernández and Maricarmen Aponte have been nominated as directors for a three-year term expiring in 2013. Set forth below is certain information with respect to such nominees.
     José J. Gil de Lamadrid, C.P.A. (Age 54) — Director of the Group since 2005 (including term as a director of Oriental Bank and Trust) and Chairman of our Board of Directors since 2006. He is also a non-voting ex officio member of all the committees of our Board of Directors and Chairman of the Boards of Directors of the Group’s principal subsidiaries, including Oriental Bank and Trust, Oriental Financial Services Corp., Oriental Insurance Inc., and Caribbean Pension Consultants, Inc. From January 2005 to October 2006, he served as the Chairman of our Audit Committee. Mr. Gil de Lamadrid is a Certified Public Accountant with significant experience in administration and international public accounting. He occupied several leadership positions, including office managing partner, of an international accounting firm, where he worked from 1976 to 2003. During this time, he served for three years at the firm’s executive offices in New York. He was a member of the Board of Directors and Audit Committee of Great American Life Assurance Company of Puerto Rico from September 2003 to January 2005, and several not-for-profit organizations throughout the years. Mr. Gil de Lamadrid has been an instructor at several international and local seminars on corporate accounting and business administration. Since 2003, he is the co-owner of Office Zone, Inc., a family-owned private business that distributes office supplies in Puerto Rico.
     Our Corporate Governance and Nominating Committee has recommended Mr. Gil de Lamadrid as a nominee, and our Board of Directors has concluded that he should continue to serve as a director of the Group. The Board based its conclusion on his leadership and accomplishments as the Non-Executive Chairman of our Board and his extensive experience spanning 33 years in international public accounting and providing accounting and business consulting services to financial services companies, including banks, investment companies and insurance companies. Additionally, his prior service as a director and audit committee member of a subsidiary of a publicly traded financial services company and as managing partner of the Puerto Rico office of an international accounting firm make him exceptionally qualified to continue to lead the Board in overseeing its functions and business objectives. Moreover, his independence of thought and judgment at the policy-making level has contributed to the achievement of our long-term goals.
     José Rafael Fernández (Age 46) — President, Chief Executive Officer and Director of the Group since 2004 (including term as a director of Oriental Bank and Trust) and Vice Chairman of our Board of Directors. He is also the Vice Chairman of the Boards of Directors and President of the Group’s principal subsidiaries, including Oriental Bank and Trust, Oriental Financial Services Corp., and Oriental Insurance Inc. Also, he is the Vice Chairman of the Board of Directors of Caribbean Pension Consultants, Inc., the Group’s stateside subsidiary. Since joining the Group in 1991, Mr. Fernández has managed each of the Group’s core businesses, including playing a major role in the Group becoming a leader in trust and retirement services in Puerto Rico. Previously, Mr. Fernández was an investment executive at various United States and international investment and wealth management firms. He holds a Bachelor of Science degree from the University of Notre Dame and a Masters of Business Administration from the University of Michigan. He and his wife chair the Puerto Rico Center for Social Concerns, a local non-profit organization that recruits volunteers from the University of Notre Dame to work in poor communities in Puerto Rico. Mr. Fernandez is also a member of the Advisory Committee of the University of Notre Dame’s Mendoza Business School. He also serves as a trustee of Sacred Heart University in Santurce, Puerto Rico, and as a director on the boards of the Puerto Rico Manufacturers Association and of the Puerto Rico Conservation Trust.
     Our Corporate Governance and Nominating Committee has recommended Mr. Fernández as a nominee, and our Board of Directors has concluded that he should continue to serve as a director of the Group. The Board based its conclusion on his extensive knowledge and experience of the Group’s business and operations, his 25 years of experience in the financial services industry, and his instrumental role in our continued success. Under his leadership, we have achieved important business goals. As our CEO and Vice Chairman, Mr. Fernández has consistently demonstrated an ability to exercise sound judgment and prudent management skills. Furthermore, his active involvement in community and civic affairs represent an ethical character that we seek in our leaders and company culture.
     Maricarmen Aponte, Esq. (Age 63) — Director of the Group since 2005 (including term as a director of Oriental Bank and Trust) and Vice Chairperson of the Compensation Committee. As the Executive Director of the Puerto Rico Federal Affairs Administration in Washington, D.C., from 2001 through 2004, she was a member of the Cabinet of the Governor of Puerto Rico. She previously served as a director of the Group (including Oriental Bank and Trust) from 1998 to 2001. She is a Vice Chair of the Board of Directors of the National Alliance for Hispanic Health. Ms. Aponte has practiced law in Washington, D.C. for over two decades, and is presently a strategic consultant to a national television network, the Hispanic Information and Telecommunications Network (HITN), in New York.
     Our Corporate Governance and Nominating Committee has recommended Ms. Aponte as a nominee, and our Board of Directors has concluded that she should continue to serve as a director of the Group. The Board based its conclusion on her broad expertise in government affairs, law and business management. These skills are important for the Group to identify legal and regulatory risks and business opportunities presented by the political and regulatory environment both at the federal and local level.
     If any person named as a nominee is unable or unwilling to stand for election at the time of the annual meeting, the proxies will nominate and vote for a replacement nominee or nominees recommended by our Board of Directors. At this time, the Board knows of no reason why any of the nominees listed above may not be able to serve as director if elected.
The Board of Directors Recommends
that Shareholders Vote “For” this Proposal.
CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS
     Pursuant to our by-laws, holders of our shares of common stock have the right to cumulate their votes at annual meetings in which more than one director is being elected. Cumulative voting entitles each holder of common stock to a number of votes equal to the number of shares of common stock held by him or her multiplied by the number of directors to be elected. As a holder of our shares of common stock, you may cast all or any number of such votes for one nominee or distribute such votes among any two or more nominees as you desire. Thus, for example, for the election of the three nominees being considered at this annual meeting, a shareholder owning 1,000 shares of our common stock is entitled to 3,000 votes, and may distribute such votes equally among the nominees for election, cast them for the election of only one of such nominees, or otherwise distribute such votes as he or she desires.
     In the absence of any express indication that the shares to be voted should be cumulated in a particular fashion, the votes represented by executed proxies will be distributed equally among the three nominees designated by our Board of Directors or in such other fashion as will most likely ensure the election of all the nominees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information as to our shares of common stock beneficially owned, as of January 31, 2010, by persons known to us to be beneficial owners of more than 5% of the outstanding shares. The information is based upon filings made by such persons or entities pursuant to the Securities Exchange Act of 1934.

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership (#)	Percent of Class[1]

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	1,792,500	7.40%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,448,269	5.98%

FMR LLC 82 Devonshire Street Boston, MA 02109	1,236,770	5.10%

1.	This percentage is calculated on the basis of the total number of our shares of common stock outstanding as of January 31, 2010, which is 24,235,088.

     The following table sets forth information as to the number of our shares of common stock beneficially owned by our directors, Named Executive Officers (that is, the CEO, the CFO, and the three most highly compensated executive officers, other than the CEO and the CFO, who were serving as executive officers on December 31, 2009), and the directors and executive officers as a group on January 31, 2010. The information is based upon filings made by such individuals pursuant to the Securities Exchange Act of 1934, and information furnished by each of them.

	Amount and Nature of
	Beneficial Ownership		Percent of
Name of Beneficial Owner	of Common Stock (#)		Common Stock[1]

Directors

José J. Gil de Lamadrid	15,022	[2]	—
José Rafael Fernández	276,431	[3]	1.14%
Juan C. Aguayo	39,583	[4]	—
Pablo I. Altieri	49,118	[5]	—
Maricarmen Aponte	37,126	[6]	—
Francisco Arriví	11,481	[7]	—
Nelson García	11,909		—
Julian S. Inclán	118,107		—
Rafael Machargo Chardón	8,000		—
Pedro Morazzani	5,200		—
Josen Rossi	201,989		—

1.	Unless otherwise indicated, each of the persons named in the table beneficially holds less than 1% of the outstanding shares of common stock. This percentage is calculated on the basis of the total number of our shares of common stock outstanding as of January 31, 2010, which is 24,235,088.

2.	This amount includes 4,700 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days. It also includes 822 shares held in his deferred compensation trust.

3.	This amount includes 125,094 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days. It also includes 5,496 shares that he owns through our 401(k)/1165(e) Plan, and 7,000 shares owned by his spouse.

4.	This amount includes 2,200 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days. It also includes 12,461 shares owned by his spouse.

5.	This amount includes 8,609 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days.

6.	This amount includes 2,000 shares that she may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days.

7.	This amount includes 7,475 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days.

	Amount and Nature of
	Beneficial Ownership		Percent of
Name of Beneficial Owner	of Common Stock (#)		Common Stock[8]

Named Executive Officers

José Rafael Fernández	276,431	[9]	1.14%
Julio R. Micheo	25,377	[10]	—
Norberto González	50,344	[11]	—
Ganesh Kumar	59,386	[12]	—
José Gabriel Díaz	11,000	[13]	—

Directors and Executive Officers as a Group[14]	969,719		4.00%

8.	See note 1 above.

9.	See note 3 above.

10.	This amount includes 2 shares that he owns through our 401(k)/1165(e) Plan. It also includes 25,375 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days.

11.	This amount includes 469 shares that he owns through our 401(k)/1165(e) Plan. It also includes 38,975 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days.

12.	This amount includes 6,636 shares that he owns through our 401(k)/1165(e) Plan. It also includes 48,250 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days. It also includes 2,000 shares held in his deferred compensation trust.

13.	This amount represents 11,000 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days.

14.	The group consists of 21 persons including all directors, Named Executive Officers, and executive officers who are not directors.
     Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic interest in the shares. Unless otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares, subject, in the case of those directors and officers who are married, to the community property laws of Puerto Rico. Under applicable regulations, a person is deemed to have beneficial ownership of any shares of capital stock which he or she has a right to acquire within 60 days, including pursuant to the exercise of outstanding stock options, and to all shares subject to options or other rights of acquisition acquired in connection with, or as a participant in, any transaction involving a change in control. Shares of capital stock which are subject to such stock options or other rights of acquisition are deemed to be outstanding for the purpose of computing the percentage of outstanding capital stock owned by such person or group, but are not deemed outstanding for the purpose of computing the percentage of capital stock owned by any other person or group.

INFORMATION WITH RESPECT TO CERTAIN DIRECTORS AND
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
     Set forth below is certain information with respect to each director whose term continues.
     Directors Whose Terms Expire in 2011
     Juan C. Aguayo, P.E., M.S.C.E., (Age 46) — Director of the Group since 2004 (including term as a director of Oriental Bank and Trust) and Chairman of the Corporate Governance and Nominating Committee. Mr. Aguayo has served as the President and Chief Executive Officer of Structural Steel Works, Inc., Bayamón, Puerto Rico, a specialty construction company, since 2002, where he previously served as Executive Vice President and Chief Operating Officer. He is also President and CEO of Structural Steel Mfg., Inc., a fabricator of steel buildings and bridges, since 1986; and of SSW Realty, Inc., an industrial real estate investment company, since 2002. Prior to his tenure as SSW Realty, Mr. Aguayo worked as Director of Construction & Development of Development Company of the Americas LLC, Denver, Colorado, in charge of their projects portfolio in Mexico. He has also served in the Boards of Directors of several non-profit organizations, including: the Board of Directors of the Associated General Contractors of America, Puerto Rico Chapter (1997 and 2003), and the Board of Trustees of the Sacred Heart University, San Juan, Puerto Rico (2006 to 2010).
     Our Board of Directors concluded that Mr. Aguayo should serve as a director of the Group. The Board based its conclusion on his specialized knowledge and experience, and his success as a CEO, in the construction and manufacturing industries and his participation in business associations, which may be valuable towards identifying and evaluating business risks and opportunities for the Group.
     Pablo I. Altieri, M.D. (Age 66) — Director of the Group since 1990 (including terms as a director of Oriental Bank and Trust) and member of the Corporate Governance and Nominating Committee. He is a cardiologist and a Professor of Medicine and Physiology at the University of Puerto Rico, School of Medicine. Dr. Altieri is a member of the Board of Directors of TUTV (PR Broadcasting Studios), and Director of the Board of Catastrophic Fund of Puerto Rico. He is also member of the American Heart Association, American College of Cardiology, European Society of Cardiology, American Federation of Clinical Research, Muscle Society, and American Electrophysiology Society.
     Our Board of Directors concluded that Mr. Altieri should serve as a director of the Group. The Board based its conclusion on his professional experience as a medical doctor which may assist the Group in maximizing business opportunities with professionals in the health services industry, one of the local markets targeted by the Group.
     Francisco Arriví (Age 64) — Director of the Group since 1998 (including terms as a director of Oriental Bank and Trust) and member of the Audit Committee and the Compensation Committee. Mr. Arriví was a member of the Corporate Governance and Nominating Committee until January 2010. He has been the President and Chief Executive Officer of Pulte Homes International Caribbean Corp., San Juan, Puerto Rico, a subsidiary of Pulte Corporation (a publicly traded company), since March 1999. He was the President and Chief Executive Officer of Interstate General Properties, LP, S. E., San Juan, Puerto Rico, a subsidiary of Interstate General Company, LP, a publicly traded company, from 1995 to 1999, and Vice President and Chief Financial Officer of that company from 1990 to 1995, and Director of Interstate General Properties, LP, S.E. from 1996 to 1998. He was also Vice President and Manager of the Real Estate Department of The Chase Manhattan Bank, N. A., San Juan, Puerto Rico, from 1985 to 1990. He served as a Director of American Communities Property Trust, San Juan, Puerto Rico, a publicly traded company, from 1998 to 1999. From August 2000 to May 2001, he served as a Director of the Puerto Rico Aqueduct and Sewer Authority (a Puerto Rico government instrumentality). He has served as a director of Puerto Rico Convention Center Authority (a Puerto Rico government instrumentality) since 2001 and the Museo de Las Américas (a non-profit art museum in San Juan, Puerto Rico) since 2005.

     Our Board of Directors concluded that Mr. Arriví should serve as a director of the Group. The Board based its conclusion on his prior experience serving as director of a publicly traded company and a major Puerto Rico public corporation, and his extensive financial and managerial expertise, which make him highly qualified to fulfill his responsibilities as a director of the Group.
     Josen Rossi (Age 51) — Director of the Group since August 2008 (including term as a director of Oriental Bank and Trust). Mr. Rossi is the Chairman of the Board of Directors and majority owner of Aireko, a multi-enterprise construction group in business in Puerto Rico and the Caribbean since 1963. Mr. Rossi has managed civil, institutional and industrial jobs for Aireko since 1980. He has also directed the development of Aireko’s computerized estimating, cost control, and management systems. Today, he chairs the boards of three construction services companies in Puerto Rico and one in Florida. Mr. Rossi is also an officer of a metal products manufacturer in the industry and has been actively involved as an officer or director in several community and industry associations locally and abroad such as the Puerto Rico Manufacturer’s Association, the Aireko Foundation, the Associated General Contractors (Puerto Rico chapter), the Construction Cluster of Puerto Rico, and the Young Presidents Organization (Puerto Rico chapter). He currently chairs the Puerto Rico Manufacturer’s Association, where he has previously served as vice president and director.
     Our Board of Directors concluded that Mr. Rossi should serve as a director of the Group. The Board based its conclusion on his vast management experience in the construction and manufacturing industries and his participation in local business and trade associations.
     Directors Whose Terms Expire in 2012
     Nelson García, C.P.A. (Age 69) — Director of the Group since 2006 (including term as a director of Oriental Bank and Trust) and Chairman of the Audit Committee. Mr. García has been the Chairman of the Audit Committee of our Board of Directors since November 2006. He is a retired Certified Public Accountant and a former partner of an international public accounting firm, where he gained extensive experience in the banking industry. Mr. García has also occupied top level managerial positions in private industry through 1991. Since then, he founded, and is currently the sole owner and president of, Impress Quality Business Forms, Inc. d/b/a Impress Quality Printing, a commercial printer dedicated to high quality commercial printing.
     Our Board of Directors concluded that Mr. García should serve as a director of the Group. The Board based its conclusion on his experience as a certified public accountant with vast expertise in the banking industry, which is invaluable for performing the functions required of an Audit Committee member in a leadership role and his outstanding performance as Chairman of the Audit Committee.
     Julian S. Inclán (Age 62) — Director of the Group since August 2008 (including term as a director of Oriental Bank and Trust) and Vice Chairman of the Corporate Governance and Nominating Committee. Mr. Inclán previously served as a director of the Group from 1995 to 2006. He is the President of American Paper Corporation, San Juan, Puerto Rico, a distributor of fine papers, office supplies and graphic art supplies, since September 1994. Mr. Inclán has served as Managing General Partner of Calibre, S. E., a real estate investment company, since 1991, and as President of Inclán Realty, San Juan, Puerto Rico, a real estate development company, since 1995. He is also the President of Inmac Corporation, San Juan, Puerto Rico, a leasing and investment company that is currently inactive, since 1989.
     Our Board of Directors concluded that Mr. Inclán should serve as a director of the Group. The Board based its conclusion on his prior experience as a director of the Group and in managing his distribution and real estate businesses, which may assist the Group in evaluating diverse business opportunities.
     Rafael Machargo Chardón, Esq. (Age 65) — Director of the Group since August 2008 (including term as a director of Oriental Bank and Trust) and member of the Compensation Committee. From 1997 to present Mr. Machargo has been the Managing Partner of Machargo Chardon & Assoc., a law firm concentrating in civil litigation, construction, banking, insurance, real estate and corporate law. From 1992 to 1997, he served as the

Managing Partner of Machargo, Del Valle & De la Rosa, a medium size law firm engaged in civil litigation and in banking, real estate, insurance, commercial, and construction law. From 1977 to 1992, Mr. Machargo established his own law firm concentrating in commercial law, construction law, contracts, banking, real estate, insurance law and litigation. From 1975 to 1977, he was a partner of the law firm Dubón & Dubón, where from 1974 to 1977, he was a litigating attorney concentrating in civil cases, contracts, banking, real estate, corporate, and insurance law. Mr. Machargo is the Chairman of the Board of Directors and CEO of Bosque Llano Development, Corp. and Marfran Development, Corp., each a real estate development company.
     Our Board of Directors concluded that Mr. Machargo Chardón should serve as a director of the Group. The Board based its conclusion on his legal experience in the corporate, banking and real estate fields, which may assist the Group in identifying and managing its legal risks and business opportunities.
     Pedro Morazzani, C.P.A., C.V.A., C.F.E. (Age 57) - Director of the Group since 2006 (including term as a director of Oriental Bank and Trust), Chairman of the Compensation Committee and Vice Chairman of the Audit Committee. He is also a member of our banking subsidiary’s Trust Committee. Mr. Morazzani is a Certified Public Accountant, Certified Valuation Analyst and Certified Fraud Examiner. He is a partner of the accounting firm Zayas, Morazzani & Co. Mr. Morazzani is also the President of the Puerto Rico Chapter of the National Association of Certified Valuation Analysts. Previously, he was a Senior Manager at Peat, Marwick, Mitchell & Co. (presently known as KPMG LLP). He also served as the President of the Peer Review Committee of the Puerto Rico Society of Certified Public Accountants. He is very active in providing litigation support, consulting, forensic, and business valuation services. As such, he has been designated by courts to serve as a commissioner and as a designated valuator. Throughout the years, he has been involved in providing specialized services, such as forensic analysis, to the Puerto Rico and United States governments, including the Office of the Commissioner of Financial Institutions of Puerto Rico and the U.S. Marshals Service. Mr. Morazzani has been an instructor at various seminars on technical matters including business valuations of private businesses, fraud, litigation support, and audit and accounting matters.
     Our Board of Directors concluded that Mr. Morazzani should serve as a director of the Group. The Board based its conclusion on his extensive accounting and financial expertise, which make him highly qualified to serve as an Audit Committee member.
     Executive Officers Who Are Not Directors
     The following information is supplied with respect to the executive officers who do not serve on our Board of Directors. There are no arrangements or understandings pursuant to which any of the following executive officers was selected as an officer of the Group. No executive officer is related to any of our directors or executive officers, by blood, marriage or adoption (excluding those that are more remote than first cousin).
     Julio Micheo, C.P.A. (Age 50) — Senior Executive Vice President, Treasurer and Chief Investment Officer of the Group since December 2006. Mr. Micheo was Executive Vice President and Treasurer of Doral Financial Corporation, where, from February 2005 to August 2006, he was in charge of investments, funding and hedging, in addition to all mortgage secondary market activities, and a member of Doral’s ALCO. He joined Doral in May 1998, becoming President and Member of the Board of Directors of its Doral Securities subsidiary in 2002, also serving as Vice President of Doral’s co-sponsored $400 million Puerto Rico GNMA closed end mutual fund. Prior to Doral, Mr. Micheo was Senior Vice President of PaineWebber of Puerto Rico (now part of UBS), for four years, where he started and headed the Financial Institutions Taxable Fixed Income Sales Desk; Vice President of The First Boston Corporation investment banking firm (now part of Credit Suisse), for eight years, where he supervised development and marketing of strategies and products to institutional investors in Puerto Rico; and auditor-in-charge and tax specialist in San Juan with the accounting firm of Peat, Marwick, Mitchell & Company (now part of KPMG LLP), for four years, where his accounts included large financial institutions. He holds a Bachelor of Science in Business Administration, Summa Cum Laude, from Saint Joseph’s University, Philadelphia.

     Norberto González, C.P.A., J.D. (Age 51) — Chief Financial Officer of the Group since August 2006 and Executive Vice President since March 2003. Before joining the Group, Mr. González was Executive Vice President and Risk Management Director of Banco Bilbao Vizcaya Argentaria (BBVA) Puerto Rico, a wholly owned subsidiary of Spain’s second largest bank. He was Senior Vice President of Credit Administration of PonceBank (a publicly held financial institution acquired by BBVA in 1998) from 1992 to 1998. He started his professional career at Peat Marwick Mitchell & Co. (now KPMG LLP), where he worked from 1980 to 1992, becoming a Senior Manager specializing in audit and consulting services to financial institutions. Mr. González graduated magna cum laude in 1980 from the University of Puerto Rico, where he obtained a bachelor’s degree in Business Administration with a major in Accounting. In 2001, he earned a Juris Doctor degree from the University of Puerto Rico School of Law. Mr. González is a member of the Puerto Rico Society of Certified Public Accountants and the American Institute of Certified Public Accountants.
     Ganesh Kumar (Age 46) — Executive Vice President and Chief Operating Officer. He oversees business line operations, information technology, human resources, strategic planning and marketing functions with a focus on continuous refinement of growth positioning and execution strategies. Before joining the Group in 2004, he was a director of consulting at Gartner Inc. (NYSE: IT), an industry leading research and advisory firm where he assisted a wide array of financial service companies develop technology-enabled strategies and operational plans to meet desired results. Prior to Gartner, he was a manager at McKesson Corporation (NYSE: MCK) from 1997 to 1999; a planning and technology architect at Intercontinental Hotels Group (NYSE: IHG) from 1995 to 1997; and a consultant to financial services clients worldwide from 1986 to 1995.
     José Gabriel Díaz, Esq. (Age 45) — First Senior Vice President and Executive Trust Officer of the Group. As Executive Trust Officer, Mr. Díaz oversees the management and operations of the Group’s Trust Division. He has over 12 years of fiduciary experience serving trust departments of commercial banks. Before joining the Group, Mr. Díaz worked with Banco Santander, ABN AMRO Bank and with the law firm of McConnell Valdés, as a tax and employee benefits attorney specializing on ERISA matters. Mr. Díaz was also the President of the Trust Committee of the Puerto Rico Bankers Association from September 2002 to February 2004. Mr. Díaz is an active member of various non-profit groups, including the board of directors of the Puerto Rico Diabetes Association, the Chamber of Commerce, the Puerto Rico Manufacturers Association, the Puerto Rico Bar Association, the Puerto Rico Medical Association, and the Puerto Rico Chapter of the National Alliance for the Mentally Ill. Mr. Díaz holds a Bachelor’s Degree in Economics from Harvard, a Juris Doctor from Tulane Law School, and two Master’s of Law Degrees in Taxation and Securities Regulation from the Georgetown Law Center. In addition, Mr. Díaz holds a Certificate in ERISA and Employee Benefits Law from the Georgetown Law Center.
     Mari Evelyn Rodríguez (Age 39) — Senior Vice President and Head of Retail Banking. Before joining the Group in July 2006, Mrs. Rodríguez worked at Puerto Rico Telephone Company for five years, starting as General Manager for the Internet Service Provider Coqui.net, then Director of Marketing for Verizon Wireless and finally as Vice President of Sales, where she was responsible for sales of wireline and wireless telephony and data products. Mrs. Rodríguez has a Bachelor of Arts degree from Harvard College and a Master’s in Business Administration from the University of Michigan at Ann Arbor.
     L. Raúl Salvá (Age 63) — Chief Credit Officer of the Group since June 2005. Mr. Salvá has forty years of financial, corporate, commercial, consumer, and real estate lending experience under different economic scenarios. He joined Oriental upon completion of a consulting engagement for the bank. He had been practicing Business Consulting for the previous ten years. Mr. Salvá started his banking career with The Chase Manhattan Bank in Puerto Rico in 1970 after graduating from the University of Puerto Rico — BBA. He later went to Citibank, N.A., Puerto Rico, where he served for fifteen years. His last assignment was as Business Manager for the Community Banking Group. He was designated as a Senior Credit Officer, the highest credit distinction bestowed to a credit officer at Citibank. In 1992, he decided to join Banco Santander Puerto Rico (largest Spanish bank and a publicly held institution) as Chief Credit Officer until he started his Business Consulting private practice in 1994.
     Sylvia Rivera (Age 41) — Mortgage and Business Development Head. Before joining the Group in May 2008, Ms. Rivera was the President, since 2007, of One Stop Group Integrated Communications, a marketing, publicity and public relations consulting firm. She spent the previous 15 years with Doral Financial Corporation and its subsidiaries, completing her service as the President of Sana Mortgage Bankers, one of Doral’s subsidiaries. Ms. Rivera received her Bachelors Degree in Business Administration from the University of Puerto Rico in 1997. She has received numerous business awards and recognitions, including receiving the House of Representatives’ 2005 Outstanding Business Woman award, and being recognized by Caribbean Business’s 10 Top Professional Business Women in Puerto Rico in 2005 and El Vocero’s 2005 Woman in Leadership of Puerto Rico.
     Carlos A. Viña, C.P.A. (Age 43) — Senior Vice President and General Auditor of the Group since January 2010, Senior Vice President and Controller from January 2008 to December 2009, Vice President and Controller from March 2006 to December 2008, and Finance Director in charge of Investment and Mortgage Accounting and Financial Planning for the Group from June 2005 to February 2006. Mr. Viña served as Director of Business Consulting for Fusionworks, Inc., a leading business and technology advisory firm in Puerto Rico, from 2002 to 2005. Mr. Viña was the Vice President of Operations for Doral Financial Corporation from 2001 to 2002, and the Vice President and Corporate Controller from 1997 to 2001. From 1992 to 1997, Mr. Viña served as Controller of the HF Mortgage Bankers Division of Doral Financial Corporation. He started his professional career at Arthur Andersen, where he worked from 1988 to 1992, becoming a Senior Auditor specializing in audit and consulting services to financial institutions. Mr. Viña graduated cum laude in 1988 from the University of Puerto Rico, where he obtained a Bachelors Degree in Business Administration with a major in Accounting. Mr. Viña is a member of the Puerto Rico Society of Certified Public Accountants and the American Institute of Certified Public Accountants.
     César A. Ortiz, C.P.A., J.D. (Age 35) — Senior Vice President and Controller since January 2010, and Chief Risk Officer of the Group from June 2007 to December 2009. Prior to joining the Group, Mr. Ortiz worked at Doral Financial Corporation as Chief Accounting Officer and Controller. He started his career in the financial services industry at PricewaterhouseCoopers, LLP where he attained the position of Senior Manager. Mr. Ortiz received his Bachelors Degree in Business Administration from the University of Puerto Rico in 1997 and his Juris Doctor from the Interamerican University in 2005. He is a Certified Public Accountant and is licensed to practice law in the Commonwealth of Puerto Rico. Mr. Ortiz is also a Certified Management Accountant, Certified Financial Manager and Certified Bank Auditor.
BOARD INDEPENDENCE, LEADERSHIP STRUCTURE AND RISK OVERSIGHT
     Except for José Rafael Fernández, who is our President and CEO, all of our directors are “independent” pursuant to the corporate governance listing standards adopted by the New York Stock Exchange (“NYSE”) for companies listed thereon. Our Board of Directors has adopted standards and definitions to assist it in the evaluation of the independence of its members. The standards and definitions adopted by the Board describe various types of relationships that could potentially exist between a director and the Group and sets thresholds at which such relationships would be deemed to be material. If no relationship or transaction exists that would disqualify a director from being independent under such standards and definitions, and no other relationships or transactions exist of a type not specifically mentioned therein that, in the Board’s opinion taking into account all facts and circumstances, would impair a director’s ability to exercise his or her independent judgment, the Board will deem such director to be independent. Such standards and definitions are available on our website at www.orientalfg.com.
     Our corporate leadership structure entails a split in the roles of the Chairman of the Board and the CEO. The position of Board Chairman is held by Mr. Gil de Lamadrid, an independent director, whereas the position of CEO is held by Mr. Fernández. We believe that the separation of the Chairman and CEO positions is the most appropriate structure for our company because it (i) promotes a balance of power; (ii) provides a more effective channel for our Board of Directors to express its views on management; (iii) provides our CEO with more independent guidance and feedback on his performance; and (iv) allows our Board of Directors to more effectively monitor corporate governance and fulfill regulatory requirements. Moreover, such split allows our CEO to focus on leading our company, while our Chairman can focus on leading the Board.

     Our Board of Directors, the Audit Committee and management’s Asset and Liability Management Committee (the “ALCO Committee”) are actively involved in overseeing the management of the risks involved in our business and operations. In order to appropriately discharge their risk oversight function, the Board and the Audit Committee have access to senior management and the right to consult with and retain independent legal and other advisors at our expense pursuant to our Corporate Governance Guidelines. The Board and the Audit Committee also regularly meet with and receive written reports from senior management, including the Senior Risk Manager. Moreover, the ALCO Committee has responsibility for overseeing the management of our assets and liabilities to balance our risk exposures. The principal objective of this committee is to enhance profitability while maintaining appropriate levels of liquidity and interest rate risks. In this regard, it assists and reports to the Board in connection with the monitoring and oversight of such risks and the implementation of the investment policies and objectives adopted by the Board.
BOARD MEETINGS
     Our Board of Directors held twelve meetings in 2009. No incumbent director attended fewer than 75% of the Board meetings held in that year. Board members are required to attend our annual meeting of shareholders. All Board members then in office attended last year’s meeting.
EXECUTIVE MEETINGS OF NON-MANAGEMENT DIRECTORS
     Our Board of Directors holds regular meetings of “non-management directors” (that is, directors who are not executive officers of the Group) to promote open discussions and better communication among such directors. José J. Gil de Lamadrid, the Chairman of the Board, has been chosen to preside at such meetings.
BOARD COMMITTEES
     Our Board of Directors has three standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee.
     The Audit Committee assists our Board of Directors in its oversight of our financial reporting process, internal controls, and regulatory compliance, and meets regularly without management’s presence. It fulfills its oversight responsibilities by reviewing: (a) the integrity of the financial reports and other financial information provided by us to any governmental or regulatory body or to the public; (b) our systems of internal controls regarding finance, accounting, legal compliance, and ethics that management and our Board of Directors have established; and (c) our auditing, accounting, and financial reporting processes generally. The members of this Committee are Nelson García, Chairman, Pedro Morazzani, Vice Chairman, and Francisco Arriví. Our Board of Directors has determined that each member of this Committee is financially literate and has designated Nelson García and Pedro Morazzani as “audit committee financial experts,” as such term is defined in Item 407(d)(5) of SEC Regulation S-K. It met eleven times in 2009.
     The Audit Committee operates pursuant to a written charter that has been approved and adopted by our Board of Directors, a current copy of which is available on our website at www.orientalfg.com. This Committee is composed entirely of independent directors as required by the NYSE and the SEC.
     The Compensation Committee discharges the responsibilities of our Board of Directors relating to compensation of our directors and executive officers, and meets regularly without management’s presence. Its general responsibilities are: (a) reviewing and approving corporate goals and objectives relevant to the compensation of the CEO; (b) evaluating the CEO’s performance in light of those goals and objectives; (c) making recommendations to our Board of Directors with respect to CEO, director, and executive officer compensation, incentives compensation plans and equity-based plans; (d) producing a Committee report on executive compensation; and (e) conducting an annual performance evaluation of itself. This Committee also administers our equity-based compensation plan and is given absolute discretion to, among other things, construe and interpret the plan; to prescribe, amend and rescind rules and regulations relating to the plan; to select the persons to whom plan awards will be given; to determine the number of shares subject to each plan award; and to determine the terms and conditions to which each plan award is subject. The members of this Committee are Pedro Morazzani, Chairman, Maricarmen Aponte, Vice Chairperson, Francisco Arriví and Rafael Machargo Chardón. It met six times in 2009.
     The Compensation Committee operates pursuant to a written charter that has been approved and adopted by our Board of Directors, a current copy of which is available on our website at www.orientalfg.com. This Committee is composed entirely of independent directors as required by the NYSE.
     The Corporate Governance and Nominating Committee assists our Board of Directors by: (a) identifying individuals qualified to become directors consistent with criteria approved by the Board; (b) selecting or recommending that the Board select the director nominees for the next annual meeting of shareholders; (c) developing and recommending to the Board a set of corporate governance principles applicable to us that are consistent with sound corporate governance practices and in compliance with applicable legal, regulatory, or other requirements; (d) monitoring and reviewing any other corporate governance matters which the Board may refer to this Committee; and (e) overseeing the evaluation of the Board and management. It meets regularly without management’s presence. The members of this Committee are Juan Carlos Aguayo, Chairman, Julian Inclán, Vice Chairman, and Pablo I. Altieri. It met six times in 2009.
     The Corporate Governance and Nominating Committee operates pursuant to a written charter that has been approved and adopted by our Board of Directors, a current copy of which is available on our website at www.orientalfg.com. This Committee is composed entirely of independent directors as required by the NYSE.
     Pursuant to our by-laws, no nominations for directors, except those made by our Board of Directors upon the recommendation of the Corporate Governance and Nominating Committee, will be voted upon at the annual meeting unless other nominations by shareholders are made in writing, together with the nominee’s qualifications for service and evidence of his or her willingness to serve on our Board of Directors, and delivered to the Secretary of the Board at least 120 days prior to the anniversary date of the mailing of proxy materials in connection with last year’s annual meeting. Ballots bearing the names of all of the persons nominated by our Board of Directors and by shareholders, if properly made, will be provided for use at the annual meeting. The Corporate Governance and Nominating Committee has not established any specific, minimum qualifications that it believes must be met by a nominee recommended by such committee for a position on our Board of Directors. The Committee instead considers general factors, including, without limitation, the candidate’s experience with other businesses and organizations, the interplay of such experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any of its committees.
     The Corporate Governance and Nominating Committee generally identifies qualified candidates on the basis of recommendations made by existing directors or management. There are no differences in the manner in which the Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder. The Committee will consider potential nominees by management, shareholders or other members of the Board, and develop and evaluate information from a variety of sources regarding the potential nominee before making a decision.
     Pursuant to its charter, the Corporate Governance and Nominating Committee considers diversity, among other factors such as competencies, experience, age and other appropriate qualities, to determine which candidates it recommends to the Board for approval as nominees. The Committee focuses mainly on achieving a balance of experience on the Board that represents a cross-section of the local community, including directors with experience in the public and private sector, experience in the medical, legal and accounting professions, and experience in a variety of industries relevant to our business needs.

CORPORATE GOVERNANCE GUIDELINES
     We have developed and adopted a set of Corporate Governance Guidelines to promote the functioning of our Board of Directors and its committees, to protect and enhance shareholder value, and to set forth a common set of expectations as to how the Board, its various committees, individual directors and management should perform their functions. We have also developed and adopted a Code of Business Conduct and Ethics that reaffirms our basic policies of business conduct and ethics for our directors, officers, employees and agents. The Code consists of basic and general standards of business as well as personal conduct. The Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available on our website at www.orientalfg.com.
     Any shareholder who desires to contact our Board of Directors or any of its members may do so by writing to: Chairman of the Board, Oriental Financial Group Inc., P.O. Box 195145, San Juan, Puerto Rico 00919-5145. Alternatively, any interested party, including, without limitation, shareholders and employees, may communicate directly with the independent members of the Board or report possible legal or ethical violations, including, without limitation, concerns regarding questionable accounting or auditing matters. Any such interested party may direct his or her written communication or report, anonymously, to the Chairman of the Audit Committee. The mailing, postage prepaid, should be marked “confidential” and addressed as follows:

Chairman of Audit Committee	or	Chairman of Audit Committee
Oriental Financial Group Inc.		Oriental Financial Group Inc.
P.O. Box 195145		Professional Offices Park
San Juan, Puerto Rico 00919-5145		997 San Roberto Street, 10th Floor
San Juan, Puerto Rico 00926
PROPOSAL 2: REPLENISHMENT OF SHARES RESERVED FOR ISSUANCE UNDER THE OMNIBUS
PERFORMANCE INCENTIVE PLAN
     Our Board of Directors has unanimously adopted a resolution to submit to a vote of our shareholders a proposal to replenish the number of shares reserved for issuance under the Amended and Restated 2007 Omnibus Performance Incentive Plan (the “Omnibus Plan”). The aggregate number of shares of our common stock originally reserved for issuance thereunder is 550,000. As of March 2, 2010, awards representing 420,807 shares have been issued and are outstanding subject to vesting and other requirements. Therefore, the amount currently available for awards under the Omnibus Plan is 129,193. If approved by our shareholders at the annual meeting, this proposal will replenish 420,807 shares to the Omnibus Plan, bringing the total number of shares reserved for issuance back to 550,000. We believe that replenishing this amount of shares under the Omnibus Plan is necessary to continue to meet our objectives of attracting, motivating and retaining directors, officers and key employees.
The Board of Directors Recommends
that Shareholders Vote “For” this Proposal.
PROPOSAL 3: AMENDMENT TO THE OMNIBUS
PERFORMANCE INCENTIVE PLAN
     Our Board of Directors has unanimously adopted a resolution to submit to a vote of our shareholders a proposal to amend the Omnibus Plan, pursuant to Article XI thereof, to grant the Compensation Committee the discretionary authority to accelerate the exercise or vesting schedules of any option, stock appreciation right, restricted stock, or restricted unit awarded to non-employee directors. Currently under the Omnibus Plan, the Compensation Committee has the discretionary authority to accelerate the exercise or vesting schedules of awards to participants other than non-employee directors. It also has the discretionary authority to accelerate the exercise or vesting schedules of any performance share or performance unit awarded to a non-employee director. The Board believes that this amendment will give us more flexibility to attract and retain our non-employee directors.
     In order to have a document clearly expressing all amendments to the Omnibus Plan, including the amendment proposed herein, attached to this proxy statement as Appendix A is the Second Amended and Restated 2007 Omnibus Performance Incentive Plan.
The Board of Directors Recommends
that Shareholders Vote “For” this Proposal.
DESCRIPTION OF THE OMNIBUS PERFORMANCE INCENTIVE PLAN
     The following summary of the terms and conditions of the Omnibus Plan is qualified in its entirety by reference to the full text of the Omnibus Plan, which, as amended and restated, is attached to this proxy statement as Appendix A.
     General
     On June 27, 2007, our shareholders formally adopted the Omnibus Plan, which was amended and restated on June 18, 2008. The Omnibus Plan provides for equity-based compensation incentives through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and dividend equivalents, as well as equity-based performance awards. The purpose of the Omnibus Plan is to provide flexibility for us to attract, retain and motivate directors, officers, and key employees through the grant of awards based on performance and to adjust our compensation practices to the best compensation practice and corporate governance trends as they develop from time to time. The Omnibus Plan is further intended to motivate high levels of individual performance coupled with increased shareholder returns. Therefore, awards under the Omnibus Plan (each, an “Award”) are intended to be based upon the recipient’s individual performance, level of responsibility, and potential to make significant contributions to us. Generally, the Omnibus Plan will terminate as of (a) the date when no more of our shares of common stock (the “Common Stock”) are available for issuance under the Omnibus Plan, or, if earlier, (b) the date our Omnibus Plan is terminated by our Board of Directors.
     Description of the Plan
     The Compensation Committee of the Board, or such other committee as the Board may designate (the “Committee”), administers the Omnibus Plan. The Committee must consist exclusively of two or more members, each of whom must be an “independent director” under the corporate governance listing standards of the NYSE.
     The Committee has full authority to interpret and administer the Omnibus Plan in order to carry out its provisions and purposes. The Committee has the authority to determine those persons eligible to receive Awards, to establish the terms and conditions of any Awards, and to accelerate the exercise or vesting schedule of any Award. The Committee may delegate, subject to such terms or conditions or guidelines as it shall determine, to any employee or group of employees any portion of its authority and powers under the Omnibus Plan with respect to participants who are not directors or executive officers subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934. Only the Committee may exercise authority in respect of Awards granted to such participants. The Committee may also condition the grant of any Award on entering into a written agreement containing covenants not to compete, not to solicit our employees and customers, and not to disclose confidential information.

     Eligibility
     Awards may be made to any individual who is our employee (including each officer) and to any of our nonemployee directors, including employees, officers and nonemployee directors of our subsidiaries.
     Types of Awards
     The Omnibus Plan provides for grants of incentive stock options (“ISOs”) qualifying for special tax treatment under Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “U.S. Code”), qualified stock options (“QSOs”) qualifying for special tax treatment under Section 1046 of the Puerto Rico Internal Revenue Code of 1994, as amended (the “Puerto Rico Code”), nonstatutory stock options (“Nonstatutory Options,” and together with ISOs and QSOs, “Options”), stock appreciation rights (“SARs”), restricted stock units (“Restricted Units”), restricted stock (“Restricted Stock”), dividend equivalents (“Dividend Equivalents”), performance units (“Performance Units”) and performance shares (“Performance Shares”), whether granted singly, in combination or in tandem, pursuant to which Common Stock or cash may be delivered to the Award recipient.
     Shares Subject to the Omnibus Plan
     The maximum number of shares of Common Stock issuable under the Omnibus Plan is 550,000. To the extent that any shares of Common Stock subject to an Award are not issued because the Award expires without having been exercised, is cancelled, terminated, forfeited or is settled without issuance of Common Stock (including, but not limited to, shares tendered to exercise outstanding Options, shares tendered or withheld for taxes on Awards or shares issued in connection with a Restricted Stock or Restricted Unit Award that are subsequently forfeited), such shares will be available again for grants of Awards under the Omnibus Plan. The shares to be delivered under the Omnibus Plan may consist, in whole or in part, of Common Stock purchased by us for the purpose of such Awards, treasury Common Stock or authorized but unissued Common Stock not reserved for any other purpose.
     Options
     Options entitle the recipient to purchase shares of Common Stock at the exercise price specified by the Committee in the recipient’s Option agreement. The Omnibus Plan permits the grant of ISOs, QSOs and Nonstatutory Options. The Committee will generally determine the terms and conditions of all Options granted; provided, however, that, generally, Options must be granted with an exercise price at least equal to the fair market value of a share of Common Stock on the date of grant. Options shall not be exercisable for more than 10 years after the date of grant (except in the event of death) and no Option that is intended to be an ISO or a QSO may be granted after the tenth anniversary of the date the Omnibus Plan was approved by the Board. Options will become exercisable as determined by the Committee, and the Committee may establish performance-based criteria for the exercisability of any Option. For purposes of the Omnibus Plan, “fair market value” generally means, on any given date, the price of the last trade in the Common Stock on such date on the NYSE (or if not listed on the NYSE, on such other national securities exchange or recognized quotation system on which trading prices of the Common Stock are then listed or quoted). If there are no trades on the relevant date, the “fair market value” for that date means the closing price on the immediately preceding date on which Common Stock transactions were reported.
     Except as a result of an “adjustment event,” the Committee does not have the power or authority to reduce the exercise price of any outstanding Option or to grant any new Options in substitution for or upon the cancellation of Options previously granted, which would have the effect of reducing the exercise price of any outstanding option.
     Stock Appreciation Rights (SARs)
     A SAR is a contractual right granted to the participant to receive, either in cash or Common Stock, an amount equal to the appreciation of one share of Common Stock from the date of grant. SARs may be granted as freestanding Awards or in tandem with other types of grants. Unless the Committee otherwise determines, the terms and conditions applicable to (i) SARs granted in tandem with Options will be substantially identical to the terms and conditions applicable to the tandem Options, and (ii) freestanding SARs will be substantially identical to the terms and conditions that would have been applicable were the grant of the SARs a grant of Options. SARs that are granted in tandem with an Option may only be exercised upon surrender of the right to exercise such Option for an equivalent number of shares. The Committee may cap any SAR payable in cash.
     Restricted Stock, Restricted Units and Dividend Equivalents
     The Omnibus Plan provides for the grant of Restricted Stock, Restricted Units and Dividend Equivalents, which are converted to shares of Common Stock upon the lapse of restrictions. The Committee may, in its discretion, pay the value of Restricted Units and Dividend Equivalents in Common Stock, cash or a combination of both.
     A share of Restricted Stock is a share of Common Stock that is subject to certain transfer restrictions and forfeiture provisions for a period of time as specified by the Committee in the recipient’s Award agreement. A Restricted Unit is an unfunded, unsecured right (which is subject to forfeiture and transfer restrictions) to receive a share of Common Stock at the end of a period of time specified by the Committee in the recipient’s Award agreement. A Dividend Equivalent represents an unfunded and unsecured promise to pay an amount equal to all or any portion of the regular cash dividends that would be paid on a specified number of shares of Common Stock if such shares were owned by the Award recipient. Dividend Equivalents may be granted in connection with a grant of Restricted Units, Options, SARs and/or Performance Shares.
     The restrictions on Restricted Stock and Restricted Units will lapse on such date as is determined by the Committee. Generally, a participant will, subject to any restrictions and conditions specified by the Committee, have all the rights of a shareholder with respect to shares of Restricted Stock, including but not limited to, the right to vote and the right to receive dividends. A participant will not have the rights of a shareholder with respect to Restricted Units or Dividend Equivalents.
     Performance Units
     At the discretion of the Committee, awards of Performance Units, payable in cash, Common Stock, or a combination of cash and Common Stock, may be made to participants. Performance cycles are generally multiple years, where performance may be measured by objective criteria other than the appreciation or depreciation of Common Stock value.
     Performance Shares
     The Committee also has the discretion to grant Performance Shares which are Awards of units denominated in Common Stock. The number of such units is determined over the performance period based on the satisfaction of performance goals. Awards of Performance Shares are payable in Common Stock.
     Treatment of Awards on Termination of Employment or Service as a Nonemployee Director
     The Omnibus Plan contains guidelines for the treatment of Awards upon a participant’s termination of employment or service as a nonemployee director, which the Committee may determine not to follow. Such provisions are generally as follows:
     Resignation. If a participant voluntarily terminates employment, his or her outstanding Options, SARs, Restricted Stock, Restricted Units, Performance Units, Performance Shares and associated Dividend Equivalents granted but not yet exercised by the participant are forfeited as of the date of such resignation, and are not thereafter exercisable or payable, unless otherwise determined by the Committee.
     Termination for Cause. If a participant’s employment is terminated for “cause,” all his or her outstanding Options, SARs, Restricted Stock, Restricted Units, Performance Units, Performance Shares and associated Dividend

Equivalents are forfeited at the time of such termination, and the Committee may require that the participant disgorge any profit, gain or benefit from any such Award exercised up to 12 months prior to the participant’s termination.
     For purposes of the Omnibus Plan, “cause” includes dishonesty, fraud or misrepresentation; inability to obtain or retain appropriate licenses; violation of any rule or regulation of any regulatory agency or self-regulatory organization, or of any of our policies; commission of a crime; breach of a written covenant or agreement not to misuse property or information; or any act or omission detrimental to the conduct of our business in any way.
     Termination of Service as a Nonemployee Director. Unless otherwise determined by the Committee, if a participant’s service as a nonemployee director is terminated for reasons other than for “cause,” all his or her outstanding Restricted Stock, Restricted Units, Performance Units, Performance Shares and associated Dividend Equivalents will be adjusted so that he or she receives a payment calculated as follows: (i) the number of such Awards granted will be calculated by multiplying the grant by a fraction, the numerator of which is the number of full months in the applicable vesting period or performance cycle during which he or she was a nonemployee director and the denominator of which is the number of months in the applicable vesting period or performance cycle (with a partial month worked counted as a full month if he or she is an active nonemployee director for 15 days or more in that month), and (ii) the resulting number of such Awards will be considered vested and payment will be made to him or her based on such pro-rated Award. If the Awards consist of Options or SARs, any such Options or SARs which are exercisable on the date of the nonemployee director’s termination may be exercised at any time prior to the earlier to occur of (i) the expiration date of the Options or SARs, or (ii) such date following his or her termination as the Committee determines at the time of grant.
     If a participant’s service as a nonemployee director is terminated for “cause,” all his or her outstanding Options, SARs, Restricted Stock, Restricted Units, Performance Units, Performance Shares and associated Dividend Equivalents are forfeited at the time of such termination, and the Committee may require that the participant disgorge any profit, gain or benefit from any such Award exercised up to 12 months prior to the participant’s termination.
     Death or Disability. The Omnibus Plan also has provisions for the treatment of Awards following termination of a participant’s employment due to death, disability or for other reasons, which do not provide for automatic vesting upon any such event.
     Non-Transferability of Awards
     Generally, no Awards granted under the Omnibus Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.
     Adjustment in Capitalization
     If an “adjustment event” occurs, the Committee, in its discretion, will adjust proportionately (i) the aggregate number of shares of Common Stock available for Awards, (ii) the aggregate limitations on the number of shares that may be awarded as a particular type of Award or that may be awarded to any particular participant in any particular period, and (iii) the aggregate number of shares subject to outstanding Awards and the respective exercise prices or base prices applicable to outstanding Awards. For purposes of the Omnibus Plan, “adjustment event” means any stock dividend, stock split or share combination of, or extraordinary cash dividend on, the Common Stock or recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, dissolution, liquidation, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar event affecting the Common Stock. To the extent deemed equitable and appropriate by the Committee, and subject to any required action by our shareholders, with respect to any “adjustment event” that is a merger, consolidation, reorganization, liquidation, dissolution or similar transaction, any Award granted under the Omnibus Plan shall be deemed to pertain to the securities and other property, including cash, which a holder of the number of shares of Common Stock covered by the Award would have been entitled to receive in connection with such an “adjustment event.”
     Any shares of stock or cash or other property received with respect to any Restricted Stock Award or Restricted Unit Award as a result of any adjustment event or any distribution of property will (except in the case of a change of control or as otherwise provided by the Committee) be subject to the same terms, conditions and restrictions as are applicable to such shares of Restricted Stock or Restricted Units.
     Change of Control
     Upon the occurrence of a “change of control”, each outstanding Option and SAR shall become fully exercisable and all restrictions on outstanding Restricted Stock and Restricted Units will lapse. In addition, any Performance Unit Awards and Performance Share Awards outstanding will be paid in full at target. Such payments will be made in cash within 30 days of the change of control. The Committee may, in its discretion, provide for cancellation of each Option, SAR, Restricted Stock and Restricted Stock Unit in exchange for a cash payment per share based upon the change of control price. This change of control price is the highest share price paid in conjunction with any transaction resulting in a change of control (as determined in good faith by the Committee if any part of the offered price is payable other than in cash). Notwithstanding the forgoing, no acceleration of vesting or exercisability, cancellation, cash payment or other settlement may occur with respect to any Option, SAR, Restricted Stock, Restricted Unit, Performance Unit Award or Performance Share Award if the Committee reasonably determines in good faith prior to the change of control that such Awards will be honored or assumed or equitable replacement awards will be made by a successor employer immediately following the change of control and that such Awards will vest and payments will be made if a participant is involuntarily terminated without cause.
     For purposes of the Omnibus Plan, “change of control” will be deemed to have occurred if: (i) any “person” (within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934) other than by the Group, its subsidiaries or any employee benefit plan of the Group or its subsidiaries acquires direct or indirect ownership of 50% or more of the combined voting power of the then outstanding securities of the Group as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; or (ii) the shareholders of the Group approve (A) any consolidation or merger of the Group in which the Group is not the surviving corporation (other than a merger of the Group in which the holders of Common Stock immediately prior to the merger have the same or substantially the same proportionate ownership of the surviving corporation immediately after the merger), or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Group to an entity which is not a wholly-owned subsidiary of the Group.
     Amendment
     Our Board of Directors may, at any time amend, modify, suspend or terminate the Omnibus Plan, in whole or in part, without notice to or the consent of any participant or employee; provided, however, that any amendment which would (i) increase the number of shares available for issuance under the Omnibus Plan, (ii) lower the minimum exercise price at which an Option (or the base price at which a SAR may be granted), (iii) change the individual Award limits, or (iv) require shareholder approval under NYSE rules, will be subject to the approval of our shareholders. No amendment, modification or termination of the Omnibus Plan may in any manner adversely affect any Award theretofore granted under the Omnibus Plan, without the consent of the participant. However, for purposes of this provision, any payments made in accordance with the change of control provision described above, other accelerations of payments under the Omnibus Plan, or any decision by the Committee to limit participation or other features of the Omnibus Plan prospectively, will not be deemed an “adverse amendment” of the Omnibus Plan.

     No Limitation on Compensation; Scope of Liabilities
     Nothing in the Omnibus Plan limits our right to establish other plans if and to the extent permitted by applicable law. Our liability including that of our subsidiaries, under the Omnibus Plan is limited to the obligations expressly set forth in the Omnibus Plan.
     Tax Implications for Certain Awards
     The following is a brief description of the Puerto Rico and U.S. federal income tax consequences generally arising with respect to the grant of Options and SARs under the Omnibus Plan.
     Puerto Rico Code. A recipient of a QSO does not recognize income for Puerto Rico income tax purposes at the time of the grant of an option. In addition, no income for Puerto Rico income tax purposes is recognized at the time a QSO is exercised. On a subsequent sale or exchange of the shares acquired pursuant to the exercise of a QSO, the optionee may have taxable long-term or short-term capital gain or loss for Puerto Rico income tax purposes, depending on whether the shares were held for more than six months, measured by the difference between the amount realized on the disposition of such shares on his or her tax basis in such shares. Tax basis for Puerto Rico income tax purposes will, in general, be the amount paid for the shares. We will not be entitled to a business expense deduction in respect of the grant of the option, the exercise thereof or the disposition of the shares.
     With respect to a Nonstatutory Option, a recipient of a Nonstatutory Option does not recognize income for Puerto Rico income tax purposes at the time of grant of the Nonstatutory Option. The difference between the fair market value of the shares of stock on the date of exercise and the stock option exercise price generally will be treated as compensation income for Puerto Rico income tax purposes upon exercise, and we will be entitled to a deduction for Puerto Rico income tax purposes in the amount of income so recognized by the optionee. Upon a subsequent disposition of the shares, the difference between the amount received by the optionee and the fair market value of the shares of stock on the option exercise date will be treated as long or short-term capital gain or loss for Puerto Rico income tax purposes, depending on whether the shares were held for more than six months.
     For Puerto Rico income tax purposes, SARs will not result in taxable income to the recipient of a tax deduction for us at the time of grant. The exercise of SARs will generally result in compensation in the amount of the cash payment taxable as ordinary income for Puerto Rico income tax purposes to the employee. We may generally claim a tax deduction for Puerto Rico income tax purposes in the amount of any cash paid.
     Federal Tax Consequences. We and all of our operating subsidiaries, except Caribbean Pension Consultants, Inc., are organized under the laws of the Commonwealth of Puerto Rico and, at the present time, are not directly engaged in any trade or business in the United States (the “Non-U.S. Taxpayers”). Accordingly, the Non-U.S. Taxpayers are subject generally to a flat 30% federal income tax on their fixed or determinable, annual or periodic income, if any, from sources within the United States. The Non-U.S. Taxpayers would only be entitled to claim deductions in computing their U.S. income tax liability to the extent such deductions were directly related to any income effectively connected with the conduct of a trade or business in the United States. Because the Non-U.S. Taxpayers are not engaged in the conduct of a trade or business in the United States, the limitations imposed by Section 162(m) of the U.S. Code for compensation to certain highly paid executives should not limit the tax deductions available to the Non-U.S. Taxpayers under the Omnibus Plan for federal income tax purposes.
     Caribbean Pension Consultants, Inc. and any other subsidiary organized under the laws of any state of the United States (the “U.S. Taxpayer”) generally will be entitled to a tax deduction for federal income tax purposes equal to the amount recognized as ordinary income by the recipient in connection with the exercise of a Nonstatutory Option or SAR. The U.S. Taxpayer generally is not entitled to a tax deduction for federal income tax purposes with respect to any amount that represents a capital gain to a recipient or that represents compensation in excess of $1 million paid to “covered employees” that is not “qualified performance based compensation” under Section 162(m) of the U.S. Code. Accordingly, the U.S. Taxpayer will not be entitled to any tax deduction for federal income tax purposes with respect to an ISO if the recipient holds the shares for the ISO holding periods prior to dispositions of the shares and may not be entitled to any deduction for federal income tax purposes with respect to certain Options or SARs that may be exercised by or granted to “covered employees.”
     For purposes of the discussion below, some of the QSOs granted under the Omnibus Plan may also be treated as ISOs for purposes of Sections 421 and 422 of the U.S. Code.
     Residents of Puerto Rico. Recipients of Options or SARs who are residents of Puerto Rico during the entire taxable year and perform services for us or our subsidiaries in Puerto Rico, will not have any gross income for federal income tax purposes either in respect of (1) the grant or the exercise of Options or (2) the grant of, or the receipt of cash payments upon exercise of, SARs.
     Non-Residents of Puerto Rico and Residents of Puerto Rico who Perform Services Outside Puerto Rico. In general, an optionee who is a non-resident of Puerto Rico or a resident of Puerto Rico who performs services outside Puerto Rico, will not recognize taxable income for federal income tax purposes upon grant or exercise of an ISO and we and our subsidiaries will not be entitled to any business expense deduction for federal income tax purposes with respect to the grant or exercise of an ISO. However, upon the exercise of an ISO, the excess of the fair market value on the date of exercise of the shares received over the exercise price of the shares will be treated as an adjustment to alternative minimum taxable income for federal income tax purposes. In order for the exercise of an ISO to qualify for the foregoing tax treatment, the optionee generally must be an employee of our company or our subsidiaries (within the meaning of Section 422 of the U.S. Code) from the date the ISO is granted through the date three months before the date of exercise.
     If the optionee has held the shares acquired upon exercise of an ISO for at least two years after the date of grant and for at least one year after the date of exercise, upon disposition of the shares by the optionee, the difference, if any, between the sales price of the shares and the exercise price of the Option will be treated as long-term capital gain or loss for federal income tax purposes. If the optionee does not satisfy these holding period requirements, the optionee will recognize ordinary income for federal income tax purposes at the time of the disposition of the shares, generally in an amount equal to excess of the fair market value of the shares at the time the Option was exercised over the exercise price of the Option. The balance of the gain realized, if any, will be long-term or short-term capital gain for federal income tax purposes, depending upon whether or not the shares were sold more than one year after the Option was exercised. If the optionee sells the shares prior to the satisfaction of the holding period requirements but at a price below the fair market value of the shares at the time the Option was exercised, the amount of ordinary income for federal income tax purposes will be limited to the amount realized on the sale over the exercise price of the Option. Subject to (1) any limitations imposed by Section 162(m) of the U.S. Code for federal income tax purposes, (2) the employee including such compensation in income for federal income tax purposes and (3) certain reporting requirements, we and our subsidiaries will be allowed a business expense deduction for federal income tax purposes to the extent the optionee recognized ordinary income. Upon any subsequent sale of the shares, the optionee will have taxable gain or loss for federal income tax purposes, measured by the difference between the amount realized on the disposition and the tax basis of the shares (generally, the amount paid for the shares plus the amount treated as ordinary income for federal income tax purposes at the time the Option was exercised).
     In general, an optionee who is a non-resident of Puerto Rico or a resident of Puerto Rico who performs services outside of Puerto Rico, to whom a Nonstatutory Option is granted will recognize no income for federal income tax purposes at the time of the grant of the Option. Upon exercise of a Nonstatutory Option, an optionee will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the Option (or, if the optionee is subject to restrictions imposed by Section 16(b) of the Exchange Act, upon the lapse of those restrictions, unless the optionee makes a special election within 30 days after exercise to have income determined without regard to the restrictions). Subject to (1) any limitations imposed by Section 162(m) of the U.S. Code for federal income tax purposes, (2) the employee including such compensation in income for federal income tax purposes and (3) certain reporting requirements, we will be entitled to a tax deduction for federal income tax purposes in the same amount. Upon a subsequent sale of the shares, the optionee will have taxable gain or loss for federal income tax purposes, measured by the difference between the amount realized on the disposition and the tax basis of the shares (generally, the amount paid for the shares plus the amount treated as ordinary income for federal income tax purposes at the time the Option was exercised).
     Upon exercise of a SAR, an optionee who is a non-resident of Puerto Rico or a resident of Puerto Rico who performs services outside Puerto Rico will recognize ordinary income for federal income tax purposes in an amount equal to the cash received on the exercise date. If it complies with applicable withholding requirements, we and our subsidiaries will be entitled to a business expense deduction for federal income tax purposes in the same amount and at the same time as the optionee recognizes ordinary income for federal income tax purposes.
     Under the Omnibus Plan, upon the occurrence of certain “change in control” transactions involving our company, all options then outstanding under the Omnibus Plan become immediately exercisable. Under certain circumstances, compensation payments attributable to such Options may be treated as “parachute payments” under the U.S. Code, in which case a portion of such payments may be nondeductible to us for federal income tax purposes and the recipient may be subject to a 20% excise tax under the U.S. Code.
     Other Information
     On March 2, 2010, the closing price of the Common Stock was $11.36.
PROPOSAL 4: AMENDMENT TO ARTICLE FOURTH OF THE CERTIFICATE OF INCORPORATION
     Our Board of Directors recommends the amendment of Article Fourth of our Certificate of Incorporation in the manner shown in Appendix B hereto. The proposed amendment to Article Fourth would change the number of authorized shares of our common stock, par value $1.00 per share, from 40,000,000 shares to 100,000,000 shares, and the authorized shares of our preferred stock, par value $1.00 per share, from 5,000,000 shares to 10,000,000 shares. This change would be effective upon the date of filing of the amendment to the Certificate of Incorporation with the Department of State of the Commonwealth of Puerto Rico, unless our Board of Directors decides to abandon the proposed amendment.
     The resolutions attached to this proxy statement as Appendix B will be submitted for adoption at this annual meeting. The affirmative vote of a majority of the outstanding shares of our common stock is necessary to adopt the proposed amendment to Article Fourth of our Certificate of Incorporation. Proxies will be voted for the resolutions unless otherwise instructed by our shareholders. Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have the same effect as votes cast against the proposed amendment.
     Common Stock
     Our Board of Directors believes that it is in the best interest of our company and its shareholders that the we have a sufficient number of authorized but unissued shares of common stock available for possible use in future acquisition and expansion opportunities that may arise, for general corporate needs such as future stock dividends or stock splits, and for issuance in connection with existing and future equity-based plans, and for other proper purposes within the limitations of the law, as determined by our Board of Directors. We have no current plans to use our authorized but unissued shares of common stock for any particular purpose. Such shares would be available for issuance without further action by our shareholders, except as otherwise limited by applicable law.
     The availability of the shares of common stock for issuance, without the delay and expense of obtaining the approval of our shareholders at a special meeting, will afford us greater flexibility and efficiency in acting upon proposed transactions. We have no plans to issue additional shares of common stock in the immediate future.

     If additional shares of common stock are issued by our company, it may potentially have an anti-takeover effect by making it more difficult to obtain shareholders’ approval of various actions, such as a merger. Also, the issuance of additional shares of common stock may have a dilutive effect on earnings per share and equity, and may have a dilutive effect on the voting power of existing shareholders given that there are no preemptive rights. The terms of any common stock issuance will be determined by our Board of Directors, and will depend upon the reason for the issuance and largely on market conditions and other factors existing at the time. The increase in authorized shares of common stock has not been proposed in connection with any anti-takeover related purpose and our Board of Directors and management have no knowledge of any current efforts by anyone to obtain control of our company or to effect large accumulations of our common stock.
     Preferred Stock
     Our Board of Directors believes that it is in the best interest of our company and its shareholders that the we have a sufficient number of authorized but unissued shares of preferred stock available for possible use in future acquisition and expansion opportunities that may arise, for general corporate needs, and for other proper purposes within the limitations of the law, as determined by our Board of Directors. We have no current plans to use our authorized but unissued shares of preferred stock for any particular purpose. Such shares would be available for issuance without further action by our shareholders, except as otherwise limited by applicable law.
     The availability of the shares of preferred stock for issuance, without the delay and expense of obtaining the approval of our shareholders at a special meeting, will afford us greater flexibility and efficiency in acting upon proposed transactions. We have no plans to issue additional shares of preferred stock in the immediate future. The shares of preferred stock may be issued in one or more series from time to time for such corporate purposes and consideration as our Board of Directors may approve, and no further vote of our shareholders will be required except as may be required by applicable law or by an rule of a securities exchange applicable to our company. Our Board of Directors will have broad discretion with respect to designating and establishing the terms of each series of preferred stock prior to its issuance and may provide for each series:
•	voting rights, if any,

•	the number of shares constituting the series,

•	the dividend rate of such series, the conditions and dates upon which the dividends will be payable, the preference or relation which such dividend will bear to the dividends payable on any other class or classes or any other series of any class or classes of our capital stock, and whether such dividends will be cumulative or non-cumulative,

•	whether the shares of such series will be subject to redemption by us, and, if made subject to redemption, the times, prices and other terms and conditions of such redemption,

•	the rights of holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, our company, which rights may be different in case of a voluntary dissolution than in the case of an involuntary dissolution,

•	sinking fund provisions, if any, for the redemption or purchase of shares,

•	the terms and conditions, if any, on which shares may be converted into or exchanged for shares of common stock or other capital stock or securities of our company, and

•	any other rights and preferences of the shares, to the full extent now or hereafter permitted by the laws of the Commonwealth of Puerto Rico.

     All shares of preferred stock which may be redeemed or retired by sinking fund payment, repurchased by us or converted into common stock will have the status of authorized and unissued shares of preferred stock and may be reissued by us as shares of the same or any other series, unless otherwise provided in the resolution of our Board of Directors creating such series.
     Ownership of shares of preferred stock will not entitle the holder thereof to any preemptive rights to subscribe for or purchase any additional securities issued by us.
     Upon the issuance of any series of preferred stock, the holders of shares of such series will have certain preferences over the holders of outstanding shares of common stock, depending upon the specific terms of such series designated by our Board of Directors. For example, the provisions of a particular series of preferred stock could prohibit the declaration and payment of dividends on the common stock until full dividends on all outstanding shares of such series for all past periods and for the current dividend period have been declared and paid by us or until we have set apart a sum sufficient for such payment. In addition, to the extent that preferred stock is made convertible into common stock, such conversion would result in dilution of the voting power and equity interest of holders of common stock.
     In the event of our dissolution, liquidation or winding up, whether voluntary or involuntary, the holders of each series of the then outstanding preferred stock will be entitled to receive the amount fixed for such purpose by our Board of Directors together with all accumulated and unpaid dividends. Depending upon the consideration paid for any series of preferred stock and the liquidation preference of such series, the issuance thereof could result in a reduction in the assets available for distribution to the holders of common stock in the event of our liquidation.
     The outstanding shares of any series of preferred stock, or any part thereof, which are by their terms redeemable, may be redeemed at any time at our option, subject to and in accordance with such terms and conditions as may be designated by our Board of Directors in creating such series. Subject to the terms and conditions established by the Board in creating the various series of preferred stock, we may redeem all or any part of the shares of any series of preferred stock without redeeming all or any part of the shares of any other series.
     Preferred stock could be issued to delay or defeat a change in control of our company and, accordingly, under certain circumstances, could discourage transactions that might otherwise have a favorable effect on the price of the common stock. We do not currently expect to use the preferred stock for this purpose and the increase in authorized shares of preferred stock has not been proposed in connection with any anti-takeover related purpose.
The Board of Directors Recommends
that Shareholders Vote “For” this Proposal.
PROPOSAL 5: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
     The Audit Committee of our Board of Directors intends to appoint KPMG LLP (“KPMG”) as our independent public auditors for the year ending December 31, 2010, and has further directed that the selection of such auditors be submitted for ratification by the shareholders at this annual meeting. KPMG has served as our independent public auditors since 2005. Neither our certificate of incorporation nor our by-laws require that our shareholders ratify the selection of our independent public auditors. If our shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG, but may nonetheless retain such firm. Even if the selection is ratified, the Audit Committee in their discretion may change the appointment at any time during the year if they determine that such change would be in our best interest.

     KPMG will have representatives present at the annual meeting who will have an opportunity to make a brief statement if they desire to do so, and who will be available to respond to appropriate questions that may arise.
The Board of Directors Recommends
that Shareholders Vote “For” this Proposal.
INDEPENDENT AUDITORS
     KPMG served as our independent registered public accounting firm for the year ended December 31, 2009. Services provided to us and our subsidiaries by KPMG included the examination of our consolidated financial statements, limited revisions of our quarterly reports, audits of some of our subsidiaries, audits of our employee benefits plan, services related to our filings with the SEC and other regulatory agencies, and consultations on various tax and accounting matters.
     The Audit Committee reviewed and approved all audit and non-audit services rendered by KPMG to us and our subsidiaries, and concluded that the provision of such services was compatible with the maintenance of KPMG’s independence in the conduct of its auditing functions. The Audit Committee has adopted a pre-approval policy regarding the procurement of audit and non-audit services, which is available on our website at www.orientalfg.com. The Audit Committee intends to review such policy periodically.
     The aggregate fees billed by KPMG for the years ended December 31, 2009 and 2008 for the various services provided to us were as follows:

	Year Ended	Year Ended
	December 31,	December 31,
Type of Fees	2009 ($)	2008 ($)

Audit Fees	1,130,050	870,750
Audit-Related Fees	22,200	66,500
Tax Fees	106,144	112,715
All Other Fees	44,500 [1]	6,050 [2]

	1,302,894	1,056,015

1.	This amount represents fees paid in connection with obtaining a certificate of existence from the Puerto Rico Department of State for our banking subsidiary and in connection with the issuance of consents for our registration statement on Form S-3 filed on November 19, 2008 and amended on July 31, 2009.

2.	This amount represents fees paid in connection with obtaining good standing certificates from the Puerto Rico Department of State for our company and its subsidiaries.
     As defined by the SEC, (i) “audit fees” are fees for professional services rendered by our principal accountant for the audit of our annual financial statements, including the audit of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and review of financial statements included on our Form 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those years; (ii) “audit-related fees” are fees for assurance and related services by our principal accountant that are reasonably related to the performance of the audit or review of our financial statements and consisted of employee benefit plan audits and accounting consultations; (iii) “tax fees” are fees for professional services rendered by our principal accountant for tax compliance, tax advice, and tax planning; and (iv) “all other fees” are fees for products and services provided by our principal accountant, other than the services reported under “audit fees,” “audit-related fees,” and “tax fees.”

COMPENSATION DISCUSSION AND ANALYSIS
     Overview
     We are guided by the principle that our compensation program must not only promote our long-term success, but also provide significant rewards for outstanding financial performance while establishing clear consequences for under-performance. To this end, each element of compensation takes into account not only our competitive position and goals, but also each executive’s individual performance, commitment and achievements.
     Compensation Philosophy and Objectives
     The compensation program for our Named Executive Officers (“NEOs”) is intended to reward achievements of individual and business performance objectives, and align such objectives with our corporate governance principles and the creation of shareholder value. It is also intended to attract and retain the most talented and effective executive team for us. Accordingly, the main objectives of our compensation program are to:
•	Attract and retain seasoned executives;

•	Reward superior performance and risk management at competitive levels;

•	Promote teamwork and collaboration;

•	Create long-term financial incentives; and

•	Increase stock ownership.
     Our general philosophy for setting executive compensation is to increase base salary only in the case of promotions or as necessary in light of compensation data for comparable positions at peer group companies. Furthermore, a significant component of our compensation program for executives, including the NEOs, is incentive (variable) compensation that is tied to financial business results. Therefore, such compensation may vary depending on the level of achievement of specific performance measures linked to our business goals.
     The Compensation Committee of our Board of Directors plays a key role in the development of our compensation program. It consists entirely of independent directors and operates under a written charter approved by our Board of Directors, which is publicly available at www.orientalfg.com. Each meeting of the Compensation Committee has an agenda established in accordance with an annual calendar set by its Chairman in consultation with the Chairman of the Board, senior management and the committee members. Additional discussion topics related to external or internal events are added to the agenda from time to time as necessary. The Compensation Committee receives and reviews materials in advance of each of its meetings, including information on management’s analyses and recommendations. As appropriate, it looks to our senior management and our human resources and internal audit departments for support in its work. While the Committee values input and advice from this and other sources, it meets from time to time in executive session without the presence of management and exercises its independent judgment in reaching its decisions and in making recommendations to our Board of Directors.
     We are cognizant of the competitive environment in which we must compete for superior executive talent and seek to maintain a compensation strategy that is competitive in the financial services industry in Puerto Rico. In evaluating our compensation program and authorizing bonus or equity grants under this program, the Compensation Committee takes into account several factors, including total compensation package, individual and business performance, risk management, total compensation-related expense, and percentage of income allocated to compensation-related costs. In reaching its compensation recommendations to our Board of Directors, the Compensation Committee also considers the Watson Wyatt Puerto Rico Financial Institutions Compensation Survey

by Watson Wyatt Worldwide, Inc., a global consulting firm that specializes, among other things, in employee benefits.
     Compensation Consultant
     In 2009, at the request of our Compensation Committee, and pursuant to a request for proposal to which two consulting firms responded, we engaged Hewitt Associates LLC (“Hewitt”), an independent compensation consultant, to render a report on the compensation of our directors and of our Chief Executive Officer, Chief Investment Officer, Chief Financial Officer, and Chief Operating Officer as compared to the compensation of directors and executive officers in comparable positions at peer U.S. and Puerto Rico financial institutions. For its report to our Board of Directors, Hewitt selected the following U.S. companies with assets of $5 billion to $10 billion and whose boards of directors have a non-executive chairman: SVB Financial Group, Pacific Capital Bancorp., First Niagara Financial, Umpqua Holdings Corp., First Midwest Bancorp., Old National Bancorp., First Commonwealth Financial Corp., IberiaBank Corp., and Wesbanco. Hewitt also selected the following publicly-traded companies in Puerto Rico: Doral Financial Corp., EuroBancshares, Inc., First BanCorp., Popular, Inc., Santander BanCorp., and Triple-S Management Corporation. Hewitt provided other services to us in 2008 and 2009, principally in connection with the conduct of surveys to determine the level of engagement of our employees. Hewitt was paid $19,018 in 2008 and $34,182 in 2009 for such other services.
     Among other things, Hewitt reported the following with respect to total cash compensation for our CEO, CIO, CFO and COO:

		Position Against 50th Percentile of Peer
		Groups in Relevant Markets
	Fiscal 2008 Total Cash
Name	Compensation ($)	Puerto Rico	United States

José Rafael Fernández President & CEO	642,973	-28%	1%
Julio R. Micheo Senior Executive Vice President, Treasurer & CIO	554,350	-17%	33%
Norberto González Executive Vice President & CFO	373,115	-41%	22%
Ganesh Kumar Executive Vice President & COO	330,172	-5%	-4%
     Elements of Compensation
     To assure the appropriate mix of fixed versus variable compensation and focus on both short and long-term business performance, we have established four basic elements for our executive compensation program: base salary, annual cash bonus awards, long-term equity-based compensation, and change-in-control compensation. It is the Compensation Committee’s intention that the compensation paid to our NEOs be deductible to our company for Puerto Rico income tax purposes, unless there are valid compensatory reasons for paying nondeductible amounts in order to ensure competitive levels of total compensation.
     Base Salary. Base salary is generally designed to be competitive with comparable executive positions in peer group companies in the U.S. and Puerto Rico. However, each executive’s actual salary varies based on the complexity and unique challenges of his or her position, individual skills, experience, background and performance. Watson Wyatt survey data for corporate executive salaries in Puerto Rico is also taken into consideration in determining any periodic increases. Base salaries for NEOs are reviewed at least annually by the Compensation Committee.
     Annual Cash Bonus Awards. Except in the case of our Chief Executive Officer, whose annual cash bonus award is based solely on the attainment of company-wide performance targets and personal attributes and merits, our annual cash bonus awards reflect a combination of three key elements: level of attainment of business performance targets, individual performance ratings, and personal attributes and merits. Business performance targets consist of corporate targets and business unit targets. We maintain monthly performance scorecards for measuring financial, operational, and strategic results to determine the level of attainment of each executive’s performance goals, and assign a weight to each performance measure, with the sum of the weights equal to 100%. The weight is the percentage of each executive’s total bonus that will be based on that particular measure. Each target bonus is expressed as a percentage of the executive’s base salary plus car allowance, if any.
     Long-Term Incentive Compensation. Our long-term incentives are designed to ensure that executives have a continuing stake in our success and to encourage executives to focus on multi-year performance goals that will enhance the value of our franchise and capital stock. Such incentives are also designed to retain key executives, reward risk management, and link executive performance to the creation of franchise and shareholder value. Although we do not require that our NEOs own any minimum amount of our common stock, we believe that the way we compensate them aligns their interest sufficiently with that of our shareholders.
     We have an Omnibus Performance Incentive Plan that provides for awards of stock options, restricted shares, restricted units, performance shares, performance units, stock appreciation rights, and dividend equivalent rights. The Compensation Committee has discretion to grant awards from time to time under the Plan, to determine the eligible individuals to whom awards will be granted, and to establish the terms and conditions of each award. We believe that the Plan reflects current trends at peer group companies and that it strengthens the link between executive performance and shareholder value.
     Change-in-Control Compensation. An important objective of our compensation program is not only the recruitment of seasoned executives but also their retention and commitment to our long-term success. Therefore, to promote their retention and reduce any concerns that they may be adversely affected in the event of a change-in-control of the Group, we have entered into a change-in-control compensation agreement with each NEO, except José Gabriel Díaz, pursuant to which the executive is entitled to a cash payment equal to two times the sum of his or her annual base salary and last cash bonus if there is a change in control and as a result thereof or within one year thereafter his or her employment is terminated.
     Fringe Benefits and Allowances. We provide several fringe benefits, including a defined contribution plan and healthcare coverage, to our NEOs. These benefits do not constitute a significant portion of the NEOs’ total compensation package and are generally available to all of our employees. We also offer to our NEOs a non-qualified deferred compensation plan for the deferral of taxable income and certain allowances, including car allowance. Such allowances are offered on a case-by-case basis and are not intended to constitute a significant portion of the executive’s compensation. Our non-qualified deferred compensation plan is more fully described on page 39 hereof. We provide these benefits to retain and attract an appropriate caliber of talent and recognize that other companies with which we compete for talent provide similar benefits to their officers and employees. Such benefits and allowances are reviewed annually by the Compensation Committee.
     Risk Assessment
     We believe that our approach to the setting of goals and targets with payouts at multiple levels of performance and the evaluation of annual performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our compensation program reflect sound risk management practices. In this regard, we allocate compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Furthermore, although the performance measures that determine bonus and equity awards for certain business unit leaders are based in part on the goal achievements of their respective business units, the measures that determine payouts for all of our executives include company-wide metrics. Such metrics are given greater weight in the case of NEOs. This is based on our belief that applying company-wide metrics encourages decision-making that is consistent with our philosophy and that is in the best long-term interests of our company and our shareholders as a whole. Moreover, the mix of equity awards in our incentive program that includes full value awards, such as restricted stock units, also mitigates risk. Finally, the multi-year vesting of our equity awards properly accounts for the time horizon of risk.
     Determination of Compensation Decisions
     Our decision-making process for determining executive compensation begins with a review of our strategic objectives and business plans. We then consider the scope of responsibilities of each executive, the compensation of similar executives at peer group companies, and the relationship between pay and performance. We further evaluate whether our compensation program meets our goals by monitoring the performance and retention of our executives.
     The Compensation Committee is responsible for establishing the compensation of our CEO and for making recommendations to our Board of Directors with respect to our compensation program. In order for the Compensation Committee to perform its functions, the following process for determining executive compensation is followed:
     Determining Goals. Prior to the beginning of the year, senior executives and department or division heads meet and discuss goals for our company in the upcoming year. At the beginning of such year, the Board reviews and approves an annual budget for our company as a whole and for our banking subsidiary. The Compensation Committee then reviews and assesses performance goals and makes recommendations about the proposed design of the annual bonus awards. These goals include minimum performance thresholds that must be met to earn any bonus awards, as well as performance levels required to achieve maximum payouts. Performance goals are established for each department or division of our company and for certain executives.
     The establishment of performance goals and the review of the level of achievement of such goals play an essential role in the determination of performance awards. On a monthly basis during the course of the year, senior management and our Board of Directors review our actual financial performance against the goals set for the year. In addition, our Board of Directors receives monthly reports detailing our actual financial performance compared to these goals. Such reports are discussed in each monthly Board meeting.
     Determining Executive Compensation. Our method of determining compensation for each NEO varies from case to case based on a discretionary but objective determination of what is appropriate in light of several factors, such as the scope, complexity and degree of challenge of each executive’s responsibilities, as well as his or her performance, skills and experience. Our Board of Directors and the Compensation Committee also take into account other relevant factors in making compensation decisions or recommendations for the NEOs, including salary data for comparable positions at peer group companies in Puerto Rico and the U.S., and compensation levels at our company.
     On a quarterly basis, department or division heads assess their progress against the goals set for the year and at the end of the year evaluate their results. These self-assessments are reviewed by the CEO who together with our Human Resources Department undertakes an evaluation of each executive’s performance based, in part, on objective measures set forth in the performance scorecard. The CEO considers the financial performance of our company, the performance of each department or division, and the individual performance of each executive relative to the goals set for the year. In the interest of fairness, he may also consider subjective or non-formulaic factors.
     The Compensation Committee annually reviews the performance evaluations of each executive and evaluates the compensatory recommendations provided by our management in order to make its own recommendations to our Board of Directors. Although the Compensation Committee is not obligated to follow any specific recommendation or formula, it generally takes the same formula-based approach in making its own recommendations. At different times throughout the year, upon the recommendation of the CEO or otherwise, the Compensation Committee may grant equity awards to executives and/or directors.
     Determining CEO Compensation. As set forth in its charter, the Compensation Committee is responsible for determining and approving the compensation of the CEO. His compensation level is guided by the terms of his three-year employment agreement, as described on page 36 hereof. However, as provided in the CEO’s employment agreement, the Compensation Committee has discretion to increase the CEO’s salary after the first year, and to award an annual performance bonus that may be from zero up to 70% of his annual base salary and car allowance.
     In conducting its annual evaluation of the CEO’s performance, the Compensation Committee considers the CEO’s contributions to the overall performance of our company, including his personal attributes and merits. It also reviews our key operating results along with the accomplishment of our key strategic initiatives and considers the standard of living in San Juan, Puerto Rico, where our main offices are located. As part of this process, the Compensation Committee reviews all relevant information or data, including the results of CEO’s performance scorecard and compensation levels for chief executive officers at peer group companies. Furthermore, the Chairmen of our Board of Directors and Compensation Committee meet periodically with our CEO to discuss his performance. The progress results of these meetings are reported to our Board of Directors. The CEO does not participate in any decision regarding his compensation. Upon making any decision as to the CEO’s compensation, the Compensation Committee reports it to our Board of Directors at the next regularly scheduled Board meeting.
     Analysis of Compensation Decisions
     In considering all of the previously mentioned factors and, particularly, our general philosophy of providing performance-based compensation and incentives, no salary increases were awarded in 2009 to the NEOs. Although the Watson Wyatt survey indicates that the average projected annual salary increase for 2010 is in the range of 2.54% to 3.00%, no salary increases were awarded for our NEOs in the current year, except for a 2% increase to Mr. Díaz to reward his individual performance as head of our Trust Department in light of a formal evaluation.
     The table below shows the target bonus percentages approved by our Board of Directors for the NEOs in 2009, except for Mr. Fernández, who may receive up to 70% of his base salary pursuant to the terms of his employment agreement. Such target bonus percentages were raised in 2010 for the CIO, CFO and COO in light of our emphasis on performance results. Our Board of Directors also rewarded the CEO, CIO, CFO and COO with a one-time discretionary bonus in recognition of their contributions to our success by exceeding most of our corporate performance targets for 2009. In order to determine each NEO’s performance bonus, the percentage listed below is multiplied by the executive’s base salary plus car allowance, if any, which then is multiplied by the result of his or her performance scorecard. Our internal auditor verifies the accuracy of the performance scorecards.

	2009				2010
	Target	Performance	Performance	Discretionary	Target
Name	Bonus %	Score	Bonus ($)	Bonus ($)	Bonus %
José Rafael Fernández	70%	100.0	371,000	100,000	70%
Julio R. Micheo	40%	108.5	216,920	35,000	50%
Norberto González	40%	97.4	126,251	30,000	50%
Ganesh Kumar	40%	100.3	105,273	30,000	50%
José Gabriel Díaz	30%	94.0	66,859	—	30%

     The table below summarizes our 2009 company-wide metrics for measuring performance, including the weight assigned to each measure, the target amount, the actual performance result, and the percent of achievement of the target amount:

Performance Measure	Weight (%)	Target ($)	Actual ($)	% of Target
Earnings Per Share	25	2.18	0.75	34.40%*
Fee Income	30	28,462,653	30,268,316	106.34%
Non Interest Expense Control	20	79,108,450	83,377,565	94.88%
Core Assets Growth	10	1,261,750,360	1,140,176,112	90.36%
Loan Origination Volume	15	303,874,840	311,700,202	102.58%

*	The Board approved the Compensation Committee’s recommendation to recognize the attainment of 100% of the target for the Earnings Per Share metric by adjusting such metric to discount the effect of year-end non-recurring strategic decisions to sell at a loss certain securities in our investment portfolio. These transactions occurred after the end of the fiscal year, but for accounting purposes were given recognition as of December 31, 2009.
     Based on the Compensation Committee’s recommendation of January 18, 2010, our Board of Directors approved on January 27, 2010, performance bonuses for our NEOs on account of several important factors, including our corporate performance measures set forth above and the following annual financial results:
     Operations
•	Net interest income increased 17.6% to $130.9 million, due to an improvement in the net interest margin to 2.14% from 1.86%, primarily reflecting lower cost of funds.

•	Core banking and financial service revenues increased 12.6% to $30.2 million, primarily reflecting a $6.0 million increase to $9.7 million in mortgage banking activities.

•	Retail deposits, benefiting from expanded market share, grew 29.8% or $323.0 million to $1.4 billion, enabling the Group to reduce higher cost deposits.

•	Higher-cost brokered deposits decreased 60.8% or $315.2 million, and other wholesale institutional deposits decreased 25.8% or $47.6 million.

•	Total client assets managed increased 6.4% to $3.1 billion with the opening of new trust, Keogh, 401K and wealth management accounts.
     Investment Portfolio
•	Gains on sales of agency securities of $78.3 million, gains on derivative activities of $28.9 million, and gains on trading activities of $12.6 million.
     Capital
•	Stockholders’ equity increased $68.8 million or 26.3% to $330.2 million, due to earnings retention and improved marked-to-market valuation of our investment portfolio.

•	Tangible common equity (which consists of common equity less goodwill) to risk-weighted assets increased to 11.79% from 8.40%, and total equity to risk-weighted assets increased to 14.96% from 11.47%.
•	Our regulatory capital ratios remain well above the requirements for a well-capitalized institution.
     On January 18, 2010, the Compensation Committee also approved equity awards to the NEOs for performance in 2009. The awards are as follows:

		Stock Options
Name	Restricted Units	Amount	Exercise Price ($)
José Rafael Fernández	3,500	31,700	11.50
Julio R. Micheo	1,100	10,100	11.50
Norberto González	1,100	10,100	11.50
Ganesh Kumar	1,100	10,100	11.50
José Gabriel Díaz	600	5,900	11.50
     The Compensation Committee decided to grant such awards to continue its policy of providing long-term financial incentives and increasing stock ownership among our executives to align their interests with our shareholders. The actual amount awarded to each NEO was based on his or her percentage target for bonus awards. In making these awards, the Compensation Committee expects to continue to maintain our ability to retain key executives. Each award is subject to service conditions that must be met by the executive in order for the award to vest. Generally, each award has a vesting schedule of three to five years.
     The following table presents the estimated cash compensation of the NEOs under their respective change-in-control compensation agreements (other than José Gabriel Díaz, with whom we have not entered into a change-in-control compensation agreement) based on their salaries and bonuses for 2009. No such payout has been required to date under any such agreement by our company.

Name	Change-in-Control Cash Compensation ($)
José Rafael Fernández	1,471,000
Julio R. Micheo	1,191,920
Norberto González	756,251
Ganesh Kumar	660,273

COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with management and, based on such review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

Submitted by: Pedro Morazzani, Chairman Maricarmen Aponte, Vice Chairperson Francisco Arriví Rafael Machargo Chardón
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     None of the members of the Compensation Committee has served as an officer or employee of our company or any of our subsidiaries, nor did any of them have any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K. None of our executive officers served as a director of another entity, or as a member of the compensation committee of another entity, one of whose executive officers served as a member of our Board of Directors or as a member of our Compensation Committee at any time during 2009.

EXECUTIVE COMPENSATION
     The following table summarizes the total compensation earned in each of the last three years by (i) the CEO and the CFO; and (ii) the three most highly compensated executive officers, other than the CEO and CFO, who were serving as executive officers at December 31, 2009 (collectively referred to as the “Named Executive Officers” or “NEOs”).
Summary Compensation Table

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation		Total
Name	Year	($)	($)[1]	($)[2]	($)[2]	($)		($)

José Rafael Fernández	2009	500,000	371,000	48,703	26,407	208,077	[3]	1,154,187
President & Chief Executive Officer	2008	500,000	142,973	131,160	—	55,000	[3]	829,133
	2007	425,000	251,531	374,700	134,918	48,000	[4]	1,234,149

Julio R. Micheo	2009	470,000	216,920	18,547	6,703	65,000	[5]	777,170
Senior Executive Vice President,	2008	470,000	84,350	39,998	37,389	30,000	[6]	661,737
Treasurer & Chief Investment Officer	2007	420,000	112,224	—	88,539	118,376	[7]	739,139

Norberto González	2009	300,000	126,251	18,547	6,703	66,000	[8]	517,501
Executive Vice President & Chief	2008	300,000	73,115	61,208	28,524	36,000	[9]	498,847
Financial Officer	2007	270,000	74,479	—	61,378	24,000	[6]	429,857

Ganesh Kumar	2009	262,500	105,273	18,547	6,703	147,111	[10]	540,134
Executive Vice President & Chief	2008	262,500	67,672	61,208	—	67,111	[11]	458,491
Operating Officer	2007	262,500	72,666	—	61,378	54,000	[12]	450,544

José Gabriel Díaz	2009	225,000	66,859	13,563	2,451	12,000	[6]	319,873
First Senior Vice President	2008	225,000	37,992	32,790	—	12,000	[6]	307,782
& Executive Trust Officer	2007	193,200	48,408	—	—	12,000	[6]	253,608

1.	The performance bonus payments for each of 2007, 2008 and 2009 were made in the first quarter of the following year, but were meant as compensation for performance of the Named Executive Officers during the previous year. The amount shown for each year includes the Christmas bonus.

2.	Aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

3.	This amount represents $30,000 for car allowance, $25,000 for reasonable personal expenses in the performance of his duties, $53,077 paid as a credit for accrued and unused vacation time, and $100,000 awarded as a one-time discretionary bonus.

4.	This amount represents $30,000 for car allowance and $18,000 for reasonable personal expenses in the performance of his duties.

5.	This amount represents $30,000 for car allowance and $35,000 awarded as a one-time discretionary bonus.

6.	This amount represents a car allowance.

7.	This amount represents $30,000 for car allowance and a special one-time cash incentive of $88,376 paid in 2008 in recognition of his outstanding work in 2007.

8.	This amount represents $24,000 for car allowance, $12,000 for reasonable personal expenses in the performance of his duties, and $30,000 awarded as a one-time discretionary bonus.

9.	This amount represents $24,000 for car allowance and $12,000 for reasonable personal expenses in the performance of his duties.

10.	This amount represents $58,500 for living allowance, $50,000 for tuition reimbursement, $8,611 for reasonable personal expenses in the performance of his duties, and $30,000 awarded as a one-time discretionary bonus.

11.	This amount represents $58,500 for living allowance and $8,611 for reasonable personal expenses in the performance of his duties.

12.	This amount represents a living allowance.

     Employment Agreement
     José Rafael Fernández, our President and CEO, entered into a three-year Employment Agreement with us on October 31, 2007. Mr. Fernández is also the Vice Chairman of our Board of Directors. The Employment Agreement became effective January 1, 2008, and replaced the employment agreement, dated April 4, 2005, between Mr. Fernández and us, which was then in effect.
     As provided in the Employment Agreement, Mr. Fernández reports directly to our Board of Directors and has overall responsibility for our business and affairs. During the term of the Employment Agreement and in any election of directors in which Mr. Fernández’s term as director is set to expire, the Board will nominate and recommend to our shareholders his election as a Board member. Pursuant to the Employment Agreement, he will be compensated as follows: (i) annual base salary of $500,000, which may be increased by the Board’s Compensation Committee after the first year; (ii) annual performance bonus that may be from zero up to 70% of his annual base salary, as determined by the Compensation Committee; (iii) annual car allowance of $30,000; (iv) annual allowance of $25,000 for expenses that in his judgment are reasonably appropriate for the performance of his duties as our President and Chief Executive Officer; (v) life insurance covering his life and having as beneficiary his estate or other beneficiaries; and (vi) a qualified stock option award for the purchase of 30,000 shares of common stock, and an award of 30,000 restricted stock units, both of which are one-time awards granted at the time of execution of the Employment Agreement and pursuant to the Omnibus Plan.
     The Employment Agreement may be terminated by the Board for “just cause” (as such term is defined therein) at any time. In the event it is terminated for “just cause,” Mr. Fernández will have no right to compensation or other benefits for any period after such termination. However, if it is terminated by the Board other than for just cause and other than in connection with a change in control of us, or if Mr. Fernández terminates the Employment Agreement for “good reason” (as such term is defined therein), we will be required to pay him as severance, in lieu of any further salary payments for periods subsequent to the date of termination, a lump sum equal to the product of his base salary, bonus (equal to the highest cash bonus paid to him in any of the two years prior to the termination date), car allowance, and the value of any other benefits provided to him during the year in which the termination occurs, multiplied by two.
     Change-in-Control Compensation Agreements
     We have entered into Change-in-Control Compensation Agreements with José Rafael Fernández, Julio R. Micheo, Norberto González, Ganesh Kumar and Mari Evelyn Rodríguez. Each agreement remains in full force as long as the person is employed by us.
     Under the agreements, the aforementioned persons are entitled to certain cash payment compensation in the event there is a “change in control of the company” and as a result thereof or within one year after the change in control, the person’s employment is terminated by us or our successor in interest. The cash compensation will be an amount equal to two times the sum of such person’s annual base salary at the time the termination of his or her employment occurs and his or her last cash bonus paid prior to the termination of his employment.
     For purposes of the agreements, a change in control is deemed to have occurred if (i) any person or entity (including a group) acquires direct or indirect ownership of 50% or more of the combined voting power of our then outstanding common stock as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; or (ii) our shareholders approve (a) any consolidation or merger of our company in which we are not the surviving corporation (other than a merger in which the holders of our common stock immediately prior to the merger have the same or substantially the same proportionate ownership of the surviving corporation immediately after the merger), or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of our assets to an entity which is not our wholly-owned subsidiary.

     401(k)/1165(e) Plan
     All of our employees, including the employees of our subsidiaries, are eligible to participate in our cash or deferred arrangement profit sharing plan (the “401(k)/1165(e) Plan”). The 401(k)/1165(e) Plan is a defined contribution plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is qualified under Sections 1165(a) and 1165(e) of the Puerto Rico Internal Revenue Code of 1994, as amended. The 401(k)/1165(e) Plan offers eligible participants several investment alternatives, including several U.S. mutual funds, a money market account, and shares of our common stock. Contributions made through payroll deductions not in excess of a specified amount may be accumulated per year as before-tax savings. We contribute 80 cents for each dollar contributed by an employee up to $832 per year. The matching contribution is invested in our shares of common stock. In 2009, we contributed 40,184 shares of common stock to the 401(k)/1165(e) Plan valued at approximately $433,987.20 at December 31, 2009.
Grants of Plan-Based Awards
     The following table presents information concerning each grant of an award under the Omnibus Plan made to the NEOs in 2009.

					Grant Date Fair Value
		Number of Shares of	Number of Securities	Exercise Price of	of Stock and Option
		Stock or Units	Underlying Options	Option Awards	Awards
Name	Grant Date	(#)	(#)	($/Sh)	($)[1]

José Rafael Fernández	04/28/2009	5,882	—	—	48,703
	04/28/2009	—	5,882	8.280	26,407

Julio R. Micheo	04/28/2009	2,240	—	—	18,547
	04/28/2009	—	1,493	8.280	6,703

Norberto González	04/28/2009	2,240	—	—	18,547
	04/28/2009	—	1,493	8.280	6,703

Ganesh Kumar	04/28/2009	2,240	—	—	18,547
	04/28/2009	—	1,493	8.280	6,703

José Gabriel Díaz	04/28/2009	1,638	—	—	13,563
	04/28/2009	—	546	8.280	2,451

1.	Grant date fair value of awards computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End
     The following table presents information concerning unexercised stock options of each NEO outstanding as of the end of 2009. None of the NEOs exercised stock options in 2009.
Option Awards

	Number of
	Securities	Number of Securities
	Underlying	Underlying		Option	Option
	Unexercised Options	Unexercised Options		Exercise	Expiration
Name	(#) Exercisable	(#) Unexercisable		Price ($)	Date

José Rafael Fernández	32,594	—		12.020	04/02/2012
	22,000	—		24.273	07/01/2014
	22,000	—		27.364	11/29/2014
	24,000	16,000	[1]	15.110	07/01/2015
	8,000	12,000	[2]	12.360	01/01/2016
	5,000	15,000	[3]	12.950	06/22/2017
	7,500	22,500	[4]	12.490	10/31/2017
	—	5,882	[5]	8.280	04/28/2019

Julio R. Micheo	7,500	22,500	[6]	12.000	03/15/2017
	—	11,500	[7]	14.000	01/22/2018
	—	1,493	[8]	8.280	04/28/2019

Norberto González	14,850	—		16.727	03/10/2013
	16,500	—		23.745	01/27/2014
	6,250	18,750	[9]	12.050	06/22/2017
	—	5,500	[10]	21.860	03/19/2018
	—	1,493	[8]	8.280	04/28/2019

Ganesh Kumar	22,000	—		23.745	01/27/2014
	20,000	—		27.800	01/12/2015
	6,250	18,750	[11]	12.050	06/22/2017
	—	1,493	[8]	8.280	04/28/2019

José Gabriel Díaz	11,000	—		27.000	03/08/2014
		546	[12]	8.280	04/28/2019

1.	Of the shares underlying these options, 8,000 vest annually on July 1 until fully vesting on July 1, 2011.

2.	Of the shares underlying these options, 4,000 vest annually on January 1 until fully vesting on January 1, 2012.

3.	Of the shares underlying these options, 5,000 vest annually on June 22 until fully vesting on June 22, 2012.

4.	Of the shares underlying these options, 7,500 vest annually on October 31 until fully vesting on October 31, 2012.

5.	Of the shares underlying these options, 1,470.5 vest annually commencing on April 28, 2011 until fully vesting on April 28, 2014.

6.	Of the shares underlying these options, 7,500 vest annually on March 15 until fully vesting on March 15, 2012.

7.	Of the shares underlying these options, 2,875 commenced vesting annually on January 22, 2010 until fully vesting on January 22, 2013.

8.	Of the shares underlying these options, 373.25 vest annually commencing on April 28, 2011 until fully vesting on April 28, 2014.

9.	Of the shares underlying these options, 6,250 vest annually on June 22 until fully vesting on June 22, 2012.

10.	Of the shares underlying these options, 1,375 vest annually commencing on March 19, 2011 until fully vesting on March 19, 2014.

11.	Of the shares underlying these options, 6,250 vest annually on June 22 until fully vesting on June 22, 2012.

12.	Of the shares underlying these options, 136.5 vest annually commencing on April 28, 2011 until fully vesting on April 28, 2014.

     The following table presents information concerning restricted stock units of the NEOs that were outstanding and not vested as of the end of 2009. No restricted stock units of NEOs vested in 2009.
Stock Awards

			Market Value of
	Number of Shares or		Shares or Units of
	Units of Stock That		Stock That Have Not
Name	Have Not Vested (#)		Vested ($)
José Rafael Fernández	41,882	[1]	453,326
Julio Micheo	5,097	[2]	55,048
Norberto González	5,040	[3]	54,432
Ganesh Kumar	5,040	[4]	54,432
José Gabriel Díaz	3,138	[5]	33,890

1.	The award of 30,000 restricted stock units vests on October 31, 2010, the award of 6,000 restricted stock units vests on March 19, 2011, and the award of 5,882 restricted stock units vests on April 28, 2012.

2.	The award of 2,857 restricted stock units vests on January 22, 2011 and the award of 2,240 restricted stock units vests on April 28, 2012.

3.	The award of 2,800 restricted stock units vests on March 19, 2011 and the award of 2,240 restricted stock units vests on April 28, 2012.

4.	The award of 2,800 restricted stock units vests on March 19, 2011 and the award of 2,240 restricted stock units vests on April 28, 2012.

5.	The award of 1,500 restricted stock units vests on March 19, 2011 and the award of 1,638 restricted stock units vests on April 28, 2012.
     The following table presents information concerning the deferral of compensation by the NEOs on a basis that is not tax-qualified.
Non Qualified Deferred Compensation

			Aggregate	Aggregate	Aggregate
	Executive	Registrant	Earnings	Withdrawals/	Balance
	Contributions	Contributions	in Last	Distributions	at Last
Name	in Last FY ($)	in Last FY ($)	FY ($)	($)	FYE ($)

José Rafael Fernández	—	—	2,310	—	128,552
Julio R. Micheo	—	—	—	—	—
Norberto González	—	—	—	—	—
Ganesh Kumar	114,616	—	4,316	90,000	177,668
José Gabriel Díaz	—	—	—	—	—
     We offer our executive officers a non-qualified deferred compensation plan, where such executives are allowed to defer taxable income. The plan is not intended to meet the requirements of Section 1165 of the Puerto Rico Internal Revenue Code of 1994, as amended, and therefore, does not meet the funding, employee coverage, and other requirements which “qualified retirement plans” must satisfy thereunder.
     However, the plan is intended to constitute an unfunded arrangement maintained “primarily for the purposes of providing deferred compensation for a select group of management or highly compensated employees” for purposes of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, known as “ERISA.” Under the plan, the executive’s current taxable income is reduced by the amount being deferred, which may be up to 100% of his or her salary and bonus. Funds contributed thereto can accumulate without current income tax to the individual. Taxes are due when the funds are withdrawn at the then current income tax rate applicable to the individual, which may be lower than his or her current income tax bracket.
Director Compensation
     Each director’s compensation is generally designed to be competitive with comparable compensation paid to directors at peer group companies in Puerto Rico and the U.S. However, each director’s actual compensation varies based on whether he or she occupies the chairmanship of our Board of Directors or any of its committees. It also varies depending on the number of meetings attended and on his or her membership in Board committees.
     The following table presents information concerning the compensation of our directors for 2009.

	Fees Earned	Stock		Option		All Other
	or Paid	Awards		Awards		Compensation	Total
Name	in Cash ($)	($)[1]		($)[1]		($)	($)

José J. Gil de Lamadrid	321,668	28,578	[2]	—	[3]	68,916 [4]	419,162
Nelson García	120,508	8,280	[5]	—	[6]	—	128,788
Juan Carlos Aguayo	52,004	8,280	[5]	—	[7]	—	60,284
Pedro Morazzani	63,854	8,280	[5]	—	[6]	—	72,134
Maricarmen Aponte	43,004	8,280	[5]	—	[8]	—	51,284
Francisco Arriví	50,854	8,280	[5]	—	[9]	—	59,134
Pablo I. Altieri	44,504	8,280	[5]	—	[10]	—	52,784
Julian S. Inclán	45,504	8,280	[11]	—		—	53,784
Rafael Machargo Chardón	43,004	8,280	[11]	—		—	51,284
Josen Rossi	39,004	8,280	[11]	—		—	47,284

1.	Aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

2.	The grant date fair value of the 3,333 restricted stock units awarded on January 1, 2009 is $20,298 and of the 1,000 restricted stock units awarded on April 28, 2009 is $8,280. The aggregate amount of restricted stock units outstanding at the end of 2009 is 8,666.

3.	The aggregate amount of option awards outstanding at the end of 2009 is 12,200.

4.	This amount represents $1,159 as reimbursement for medical and life insurance premiums, $37,826 for his personal expense account under his prior Non-Executive Chairman Agreement and $29,931 for his personal expense account under his current Non-Executive Chairman Agreement.

5.	The grant date fair value of the 1,000 restricted stock units awarded on April 28, 2009 is $8,280. The aggregate amount of restricted stock units outstanding at the end of 2009 is 2,000.

6.	The aggregate amount of option awards outstanding at the end of 2009 is 1,000.

7.	The aggregate amount of option awards outstanding at the end of 2009 is 2,200.

8.	The aggregate amount of option awards outstanding at the end of 2009 is 3,000.

9.	The aggregate amount of option awards outstanding at the end of 2009 is 7,475.

10.	The aggregate amount of option awards outstanding at the end of 2009 is 8,609.

11.	The grant date fair value of the 1,000 restricted stock units awarded on April 28, 2009 is $8,280. The aggregate amount of restricted stock units outstanding at the end of 2009 is 1,000.
     Except for José J. Gil de Lamadrid, Chairman of the Board, and José Rafael Fernández, President and CEO, each non-employee director receives an annual retainer of $26,000, payable in equal monthly installments, plus a fee of $1,000 for each Board meeting attended and $500 for each committee meeting attended (other than a committee presided by any such director), except that for attending meetings of the Audit Committee the fee is $850 per meeting. Furthermore, the Chairman of the Audit Committee receives an additional annual retainer of $80,000 and the Chairpersons of the Compensation Committee and the Corporate Governance and Nominations Committee each receives an additional annual retainer of $12,000. Such retainers are payable in equal monthly installments.

     The Chairman of Board is compensated pursuant to the terms of the Non-Executive Chairman Agreement, which is described below under the subheading “Non-Executive Chairman Agreement.” The President and CEO, who is Vice Chairman of the Board, does not receive director’s fees and is compensated exclusively pursuant to the Employment Agreement, which is described above under the subheading “Employment Agreement.”
     Non-Executive Chairman Agreement
     On July 1, 2009, we entered into a Non-Executive Chairman Agreement with José J. Gil de Lamadrid for a term of three years commencing on July 1, 2009 and ending on June 30, 2012, which sets forth his duties and responsibilities as Chairman of the Board. The agreement provides for payment to Mr. Gil de Lamadrid of: (i) an annual base fee of $280,000, of which $220,000 is payable in equal monthly installments and $60,000 is payable not later than July 15 of each year; and (ii) an annual allowance of $50,000 to cover certain costs and expenses incurred by him, including, among others, automobile expenses and membership fees for social and business clubs. It also provides for reimbursement of all reasonable travel and other expenses incurred by him in the performance of his duties under the agreement. It also requires us to provide him with office facilities, including all necessary secretarial services and suitable accommodations, and to grant him 5,000 restricted stock units on January 1 of each year, provided that such award would be increased or reduced accordingly so that the value on the date of the award does not exceed $100,000 or is not less than $50,000. Prior to the negotiation of such agreement, Mr. Gil de Lamadrid voluntarily terminated his change-in-control compensation agreement.
     The agreement further provides that, during its term, our Board of Directors will nominate and recommend to the shareholders the election of Mr. Gil de Lamadrid as a director at any election of directors in which his term as director will expire, and, if elected, the Board of Directors will elect him to the position of Chairman.
     The agreement may be terminated by our Board of Directors for cause (as “termination for cause” is defined therein) at any time. In the event it is terminated for cause, Mr. Gil de Lamadrid will have no right to compensation or other benefits for any period after such termination. However, if it is terminated by our Board of Directors other than for cause, or for his death or disability, we are required to pay him an amount equal to two times the sum of the annual base fee and allowance for the term of the agreement remaining after such termination.
     The agreement contains provisions restricting Mr. Gil de Lamadrid’s ability to engage or participate in, become a director of, or render advisory or other services to any firm or entity that competes with us or with our business. The agreement does not contain any provision restricting his right to compete against us upon termination of the agreement.
AUDIT COMMITTEE REPORT
     The Audit Committee assists the Board of Directors in its oversight of the financial reporting process, internal controls and regulatory compliance of Oriental Financial Group Inc. (the “Group”), and meets regularly with the Group’s internal and external auditors, CEO and Chief Compliance Officer. The Audit Committee’s responsibilities are more fully described in its charter, a copy of which is available on the Group’s website at www.orientalfg.com.
     Management has the primary responsibility for the preparation and integrity of the Group’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Group’s independent auditors are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.
     In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the period ended December 31, 2009 with the Group’s management and has discussed with

KPMG LLP (“KPMG”) the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, KPMG has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit Committee has discussed with KPMG their independence.
     The members of the Audit Committee are not engaged professionally in rendering, auditing or accounting services on behalf of the Group nor are they employees of the Group. The Group’s management is responsible for its accounting, financial management and internal controls. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures.
     Based on such reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Group’s annual report on Form 10-K for the year ended December 31, 2009, for filing with the U.S. Securities and Exchange Commission.
Submitted by:
Nelson García, Chairman
Pedro Morazzani, Vice Chairman
Francisco Arriví
INDEBTEDNESS OF MANAGEMENT
     Certain transactions involving loans and deposits were transacted in 2009 between our banking subsidiary, Oriental Bank and Trust, some of our directors and executive officers, including those of our other subsidiaries, and persons related to or affiliated with such persons. All such transactions were made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of uncollectability or other unfavorable features. At present, none of the loans to such directors and executive officers, including persons related to or affiliated with such persons, is non-performing.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Our Board of Directors recognizes that certain transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and, therefore, has adopted a Related Party Transactions Policy. For these purposes, a “Related Party Transaction” is defined as a transaction or series of similar transactions in which we are to be a participant and the amount involved exceeds $120,000, and in which any Related Party has or will have a direct or indirect material interest. A “Related Party” is any of our directors or executive officers, any nominee for director, any beneficial owner of more than 5% of any class of our voting securities, and any immediate family member of any of the previously mentioned. The policy generally covers any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships between the Related Party and us. Related Party Transactions thereunder are approved or ratified by the Audit Committee or the disinterested members of our Board of Directors (other than employment or compensation arrangements, which are approved by the Compensation Committee or the disinterested members of our Board of Directors). Furthermore, the Audit Committee may approve or ratify a Related Party Transaction if (i) it finds that there is a compelling business reason to approve the transaction, taking into account all pertinent factors, (ii) it has been fully informed of any and all significant conflicts that may exist or otherwise arise on account of the transaction, and (iii) it reasonably believes that the transaction is beneficial for us and that we have adopted appropriate measures to manage the potential conflicts of interest. All Related Party

Transactions approved or ratified by the Audit Committee must be disclosed to our Board of Directors at its next regularly scheduled meeting.
     Delgado & Fernández, LLP, San Juan, Puerto Rico has continuously provided legal and notarial services to us since 1997 in the areas of mortgage lending, mortgage foreclosures and debt recovery, general legal advice, and commercial and labor litigation. The brother of José Rafael Fernández, our President and CEO, is a partner at that firm. We engaged the firm before Mr. Fernández became our President and CEO and a member of our Board of Directors. During 2009, we paid the firm a total of $423,903.38 for legal services rendered to us and out-of-pocket expenses incurred by them on our behalf.
     In January 2008, we engaged the legal services of Carlos O. Souffront LLC, Dorado, Puerto Rico. Pursuant to this engagement, Carlos O. Souffront, Esq., serves as our General Counsel. As consideration for services thereunder in 2009, we paid $493,603 to such firm and awarded 2,240 restricted stock units and 1,493 qualified stock options to Mr. Souffront. He is also the Secretary of our Board of Directors and a former capital member of McConnell Valdés LLC, San Juan, Puerto Rico, which has continuously provided legal services to us for over 21 years.
     The engagements of Delgado & Fernández, LLP and Carlos O. Souffront LLC were approved by our Board of Directors.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of our equity securities to timely file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. We are required to identify any such director, executive officer or greater than 10% stockholder who failed to timely file any such report. Based solely on the review of copies of such reports and other information furnished to us by such individuals, we believe that during and with respect to 2009 such persons timely filed all required reports, except as follows:
1)	Francisco Arriví, Pablo I. Altieri and Pedro Morazzani each did not report one transaction on a timely basis and filed a late Form 4.

2)	Josen Rossi did not report five transactions on a timely basis and filed three late Forms 4.
SHAREHOLDER PROPOSALS
     Under our bylaws, no business may be brought before an annual meeting of shareholders unless it is specified in the notice of the meeting or any supplement thereto given by or at the direction of our Board of Directors, or otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given written notice to the Secretary of our Board of Directors not later than 120 days prior to the anniversary date of the mailing of our proxy materials in connection with the immediately preceding annual meeting of shareholders. The notice must set forth as to each matter that the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the meeting, (ii) the name and address of the shareholder, as it appears on our books, (iii) the class and number of our shares beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business.

     The requirements set forth in the preceding paragraph are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement.
     Shareholder proposals intended to be presented at the 2011 annual meeting of shareholders must be set forth in writing and received by the Secretary of our Board of Directors, Oriental Financial Group Inc., P.O. Box 195115, San Juan, Puerto Rico 00919-5115, no later than the close of business on November 19, 2010.
ANNUAL REPORTS
     A copy of our 2009 annual report to shareholders accompanies this proxy statement. The annual report is not part of the proxy solicitation materials.
     Upon receipt of a written request, we will furnish to any shareholder, without charge, a copy of our 2008 annual report on Form 10-K, including the financial statements and schedules, and a list of the exhibits thereto required to be filed with the SEC under the Securities Exchange Act of 1934. Such written request should be directed to Oriental Financial Group Inc., Investor Relations c/o Anreder & Company, 10 E. 40th Street, Suite 1308, New York, NY 10016; Telephone: (212) 532-3232 or (800) 421-1003; Facsimile: (212) 679-7999; E-mail: ofg@anreder.com.

BY ORDER OF THE BOARD OF DIRECTORS

José J. Gil de Lamadrid
Chairman

March 17, 2010
San Juan, Puerto Rico

APPENDIX A
ORIENTAL FINANCIAL GROUP INC.
SECOND AMENDED AND RESTATED
2007 OMNIBUS PERFORMANCE INCENTIVE PLAN
ARTICLE I
PURPOSE
     The Corporation (as defined below) had previously adopted the Oriental Financial Group Inc. 1996, 1998 and 2000 Incentive Stock Option Plans (the “Stock Option Plans”), which were intended to provide equity-based compensation incentives through the grant of stock options. On June 27, 2007, the Corporation’s shareholders adopted the Oriental Financial Group Inc. 2007 Omnibus Performance Incentive Plan (as amended and restated from time to time, the “Plan”), which replaced and superseded the Stock Option Plans. All outstanding stock options under the Stock Option Plans continued in full force and effect, subject to their original terms, after the Plan was adopted.
     The purpose of the Plan is to provide flexibility to the Corporation and its Affiliates (as defined below) to attract, retain and motivate their directors, officers, and key employees through the grant of awards based on performance and to adjust its compensation practices to the best compensation practices and corporate governance trends as they develop from time to time. The Plan is further intended to motivate high levels of individual performance coupled with increased shareholder returns.
ARTICLE II
DEFINITIONS
     2.1. Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:
     “Adjusted Net Income” means the Corporation’s consolidated net income applicable to common shareholders as it appears on an income statement of the Corporation prepared in accordance with generally accepted accounting principles, excluding the effects of Extraordinary Items.
     “Adjustment Event” means any stock dividend, stock split or share combination of, or extraordinary cash dividend on, the Common Stock or recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, dissolution, liquidation, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar event affecting the Common Stock of the Corporation.
     “Affiliate” means any corporation or other form of entity of which the Corporation owns, from time to time, directly or indirectly, 50% or more of the total combined voting power of all classes of stock or other equity interests.
     “Alternative Awards” shall have the meaning set forth in Section 10.3 of the Plan.
     “Award” means the award of a Performance Unit, Option, SAR, Restricted Stock, Restricted Unit or Performance Share, including any associated Dividend Equivalents, under the Plan.
     “Beneficial Owner” means any “person,” as such term is used in Section 13(d) of the Exchange Act, who, directly or indirectly, has or shares the right to vote, dispose of, or otherwise has “beneficial ownership” of such securities (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act), including pursuant to any agreement, arrangement or understanding (whether or not in writing).

     “Board” means the Board of Directors of the Corporation.
     “Cause” means, with respect to a Participant, any of the following (as determined by the Committee in its sole discretion): (i) dishonesty, fraud or misrepresentation; (ii) inability to obtain or retain appropriate licenses; (iii) violation of any rule or regulation of any regulatory agency or self-regulatory organization; (iv) violation of any policy or rule of the Corporation or any Affiliate; (v) commission of a crime; (vi) breach by a Participant of any written covenant or agreement with the Corporation or any Affiliate not to disclose or misuse any information pertaining to, or misuse any property of, the Corporation or any Affiliate, or (vii) any act or omission detrimental to the conduct of the business of the Corporation or any Affiliate in any way.
     A “Change of Control” shall be deemed to have occurred if:
     (i) any Person acquires direct or indirect ownership of 50% or more of the combined voting power of the then outstanding Common Stock of the Corporation as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; or
     (ii) the shareholders of the Corporation approve (A) any consolidation or merger of the Corporation in which the Corporation is not the surviving corporation (other than a merger of the Corporation in which the holders of Common Stock immediately prior to the merger have the same or substantially the same proportionate ownership of the surviving corporation immediately after the merger), or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation to an entity which is not a wholly-owned subsidiary of the Corporation.
     “Change of Control Price” means the highest price per share of Common Stock paid in conjunction with any transaction resulting in a Change of Control (as determined in good faith by the Committee if any part of the offered price is payable other than in cash).
     “Committee” means the Compensation Committee of the Board or such other committee of the Board as the Board shall designate from time to time, which committee shall consist exclusively of two or more Board members, each of whom must be an “independent director” under the corporate governance listing standards of the NYSE or any successor thereto.
     “Common Stock” means the common stock of the Corporation, par value $1.00 per share.
     “Corporate Event” means a merger, consolidation, recapitalization or reorganization, share exchange, division, sale, plan of complete liquidation or dissolution, or other disposition of all or substantially all of the assets of the Corporation, which has been approved by the shareholders of the Corporation.
     “Corporation” means Oriental Financial Group Inc., a Puerto Rico corporation, and any successor thereto.
     “Director” means a member of the Board of Directors of the Corporation or any Affiliate.
     “Disability” means with respect to any Participant, long-term disability as defined under the welfare benefit plan maintained by either the Corporation or an Affiliate and in which the Participant participates and from which the Participant is receiving a long-term disability benefit.
     “Dividends” means the regular cash dividends paid by the Corporation upon one share of Common Stock from time to time.

     “Dividend Equivalents” means an amount equal to the regular cash dividends paid by the Corporation upon one share of Common Stock in connection with the grant of Restricted Units, Performance Shares, Options, and/or SARs awarded to a Participant in accordance with Article VIII of the Plan.
     “Effective Date” generally means the first date upon which the Plan shall become effective, which will be the date the Plan has been both (a) approved by the Board and, (b) within twelve (12) months, approved by a majority of the votes cast at a duly held meeting of shareholders of the Corporation at which the requisite quorum, as set forth in the Corporation’s certificate of incorporation, of outstanding voting stock of the Corporation is, either in person or by proxy, present and voting on the Plan.
     “Eligible Individual” means (i) any individual who is an employee (including each officer or employee who is a member of the Board) of the Corporation or of any Affiliate, and (ii) any Non-Employee Director.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Executive Officer” means each person who is an officer of the Corporation or of any Affiliate and who is subject to the reporting requirements under Section 16(a) of the Exchange Act.
     “Extraordinary Items” means (i) extraordinary, unusual and/or non-recurring items of gain or loss, including but not limited to, restructuring or restructuring-related charges, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, (iv) the effect of a merger or acquisition, all of which are identified in the Corporation’s audited financial statements or the Corporation’s annual report to stockholders, or (v) those other items determined by the Committee.
     “Fair Market Value” means, on any date, the price of the last trade in the Common Stock on such date on the NYSE or, if at the relevant time, the Common Stock is not listed to trade on the NYSE, on such other national security exchange or recognized quotation system on which the trading prices of the Common Stock are then listed or quoted (the “Applicable Exchange”). In the event that (i) there are no Common Stock transactions on the Applicable Exchange on any relevant date, Fair Market Value for such date shall mean the closing price on the immediately preceding date on which Common Stock transactions were so reported, and (ii) if the Applicable Exchange adopts a trading policy permitting trades after 4:00 P.M. Eastern Standard Time (“EST”), Fair Market Value shall mean the last trade, regular way, reported on or before 4:00 P.M. EST (or such earlier or later time as the Committee may establish from time to time).
     “ISO” means an Option that is an “incentive stock option” within the meaning of U.S. Code Section 422.
     “Non-Employee Director” means a member of the Board of Directors of the Corporation or of any Affiliate who is not an employee of the Corporation or of any Affiliate.
     “Nonstatutory Stock Option” means an Option that is not an ISO or a QSO.
     “NYSE” means the New York Stock Exchange.
     “Option” means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an ISO, (ii) a QSO or (iii) a Nonstatutory Stock Option.
     “P.R. Code” means the Puerto Rico Internal Revenue Code of 1994, as amended, including, for these purposes, any regulations promulgated by the Puerto Rico Department of the Treasury with respect to the provisions of the P.R. Code, and any successor thereto.

     “Participant” shall have the meaning set forth in Article III of the Plan.
     “Performance Cycle” means a minimum one-year period, as determined by the Committee, during which the performance of the Corporation or any Affiliate or unit thereof or any individual is measured for the purpose of determining the extent to which an Award subject to Performance Goals has been earned.
     “Performance Goals” means the objectives for the Corporation, any Affiliate or business unit thereof, or an Eligible Individual, that may be established by the Committee for a Performance Cycle with respect to any performance based Awards contingently granted under the Plan.
     “Performance Share Award” means an Award made pursuant to Article IX of the Plan, which are units denominated in Common Stock, the number of such units which may be adjusted over a Performance Cycle based upon the satisfaction of Performance Goals.
     “Performance Unit Award” means an Award made pursuant to Article IX of the Plan, which are units valued by reference to Common Stock, the value of such units which may be adjusted over a Performance Cycle based on the satisfaction of Performance Goals.
     “Person” means any person (within the meaning of Section 3(a)(9) of the Exchange Act), including any group (within the meaning of Rule 13d-5(b) under the Exchange Act), but excluding the Corporation, any Affiliate or any employee benefit plan sponsored or maintained by the Corporation or any Affiliate.
     “Plan Year” means a period of twelve months commencing on January 1st and ending on the next December 31st.
     “QSO” means an Option that is a “qualified stock option” within the meaning of P.R. Code Section 1046.
     “Restricted Period” means a minimum three-year period, as determined by the Committee, during which Restricted Units or shares of Restricted Stock are subject to forfeiture or restrictions on transfer (if applicable) pursuant to Article VIII of the Plan.
     “Restricted Stock” means Common Stock awarded to a Participant pursuant to the Plan that is subject to forfeiture and restrictions on transferability in accordance with Article VIII of the Plan.
     “Restricted Unit” means a Participant’s right to receive, pursuant to the Plan, one share of Common Stock at the end of a specified period of time, which right is subject to forfeiture in accordance with Article VIII of the Plan.
     “SAR” means a stock appreciation right granted under Article VII in respect of one or more shares of Common Stock that entitles the holder thereof to receive, in cash and/or Common Stock, at the discretion of the Committee (which discretion may be exercised at or after grant, including after exercise of the SAR), an amount per share of Common Stock equal to the excess, if any, of the Fair Market Value on the date the SAR is exercised over the Fair Market Value on the date the SAR is granted.
     “U.S. Code” means the U.S. Internal Revenue Code of 1986, as amended, including, for these purposes, any regulations promulgated by the Internal Revenue Service with respect to the provisions of the U.S. Code (“Treasury Regulations”), and any successor thereto.

     2.2. Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.
ARTICLE III
ELIGIBILITY AND PARTICIPATION
     3.1. Participants. Participants in the Plan shall be those Eligible Individuals designated by the affirmative action of the Committee to participate in the Plan.
     3.2. Types of Awards. The Committee may grant any or all of the Awards specified herein to any particular Participant (subject to the applicable limitations set forth in the Plan). Any Award may be made for one (1) year or multiple years, without regard to whether any other type of Award is made for the same year or years.
ARTICLE IV
POWERS OF THE COMMITTEE
     4.1. Power to Grant. The Committee shall have the authority, subject to the terms of the Plan, to determine those Eligible Individuals to whom Awards shall be granted and the terms and conditions of any and all Awards including, but not limited to:
(a)	the number of shares of Common Stock to be covered by each Award;

(b)	the time or times at which Awards shall be granted;

(c)	the terms and provisions of the instruments by which Options may be evidenced, including the designation of Options as ISOs, QSOs or Nonstatutory Stock Options;

(d)	the determination of the period of time during which restrictions on Restricted Stock or Restricted Units shall remain in effect;

(e)	the establishment and administration of any Performance Goals applicable to Awards granted under the Plan;

(f)	the determination of Participants’ Performance Unit Awards or Performance Share Awards, including any Performance Goals and Performance Cycles;

(g)	the development and implementation of specific stock-based programs for the Corporation and its Affiliates that are consistent with the intent and specific terms of the framework created by the Plan; and

(h)	the right of a Participant to defer receipt of payment of an Award, including the establishment of a trust to hold the amounts payable pursuant to an Award, including, but not limited to shares of Common Stock.
     Appropriate officers or consultants of the Corporation or any Affiliate may suggest to the Committee the Eligible Individuals who should receive Awards, which the Committee may accept or reject in its sole discretion. The Committee shall determine the terms and conditions of each Award at the time of grant. The Committee may establish different terms and conditions for different Participants and for the same Participant for each Award such Participant may receive, whether or not granted at different times.

     4.2. Administration.
     (a) Rules, Interpretations and Determinations. The Committee shall administer the Plan. Any Award granted by the Committee under the Plan may be subject to such conditions, not inconsistent with the terms of the Plan, as the Committee shall determine. The Committee shall have full authority to interpret and administer the Plan; to establish, amend, and rescind rules and regulations relating to the Plan; to provide for conditions deemed necessary or advisable to protect the interests of the Corporation; to construe the respective Award agreements; to amend or terminate the Plan or any Award; to accelerate the exercise or vesting schedule applicable to any Award; and to make all other determinations necessary or advisable for the administration and interpretation of the Plan in order to carry out its provisions and purposes. In its interpretation and administration of the Plan, the Committee may seek the advice of counsel, which may be counsel for the Corporation or any Affiliate. Determinations, interpretations, or other actions made or taken by the Committee shall be final, binding, and conclusive for all purposes and upon all persons.
     The Committee’s determinations under the Plan (including the determination of the Eligible Individuals to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements under the Plan) may vary, and need not be uniform, whether or not any such Eligible Individuals could be deemed to be similarly situated.
     (b) Agents and Expenses. The Committee may appoint agents (who may be officers or employees of the Corporation) to assist in the administration of the Plan and may grant authority to such persons to execute agreements or other documents on its behalf. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Corporation. Any proceeds received by the Corporation in connection with any Award will be used for general corporate purposes.
     (c) Delegation of Authority. Notwithstanding anything to the contrary contained in the Plan, the Committee may delegate, subject to such terms or conditions or guidelines as it shall determine, to any employee of the Corporation or any group of employees of the Corporation or its affiliates any portion of its authority and powers under the Plan with respect to Participants who are not Directors or Executive Officers. Only the Committee may select, grant, administer, or exercise any other discretionary authority under the Plan in respect of Awards granted to such Participants who are Directors or Executive Officers.
     4.3. Newly Eligible Participants. The Committee shall be entitled to make such rules, determinations and adjustments, as it deems appropriate with respect to any Participant who becomes eligible to receive a performance-based Award after the commencement of a Performance Cycle.
     4.4. Restrictive Covenants and Other Conditions. Without limiting the generality of the foregoing, the Committee may condition the grant of any Award under the Plan upon the Participant to whom such Award would be granted agreeing in writing to certain conditions in addition to the provisions regarding exercisability of the Award (such as restrictions on the ability to transfer the underlying shares of Common Stock) or covenants in favor of the Corporation and/or one or more Affiliates (including, without limitation, covenants not to compete, not to solicit employees and customers, and not to disclose confidential information) that may have effect during or following the termination of the Participant’s employment with the Corporation and/or any Affiliate and before or after the Award has been exercised, including, without limitation, the requirement that the Participant disgorge any profit, gain or other benefit received in respect of the exercise of the Award prior to any breach of any such covenant by the Participant.
     4.5. Performance Based Compensation Interpretations; U.S. Taxpayer Employer. Notwithstanding anything to the contrary contained in the Plan, to the extent that the Committee has required upon grant that any Performance Unit Award, Performance Share Award, Restricted Unit or Restricted Stock must qualify as “other performance based compensation” within the meaning of U.S. Code Section 162(m)(4)(C), the Committee shall

(a) specify and approve the specific terms of any Performance Goals with respect to such Awards in writing no later than ninety (90) days from the commencement of the Performance Cycle to which the Performance Goal or Goals relate, and (b) not be entitled to exercise any subsequent discretion otherwise authorized under the Plan (such as the right to authorize payout at a level above that dictated by the achievement of the relevant Performance Goal or Goals) with respect to such Award if the ability to exercise discretion (as opposed to the exercise of such discretion) would cause such Award to fail to qualify as other performance based compensation.
     4.6. Indemnification. No member of the Committee, nor any officer or employee of the Corporation acting on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan and all members of the Committee, and each and any officer or employee of the Corporation acting on their behalf, to the extent permitted by law, shall be entitled to full indemnification, reimbursement and protection by the Corporation in respect of any such action, determination or interpretation. In the performance of its functions under the Plan, the Committee and any officer or employee of the Corporation acting on their behalf shall be entitled to rely upon information and advice furnished to them by the Corporation’s officers, accountants, counsels and any other party they deem necessary, and no member of the Committee, nor any officer or employee of the Corporation acting on behalf of the Committee, shall be liable for any action taken or not taken in reliance upon any such advice.
ARTICLE V
COMMON STOCK SUBJECT TO PLAN; OTHER LIMITATIONS
     5.1. Plan Limits; Shares Available for Awards. Subject to the provisions of Section 5.4 of the Plan, the number of shares of Common Stock issuable under the Plan for Awards shall be 550,000. The shares to be delivered under the Plan may consist, in whole or in part, of Common Stock purchased by the Corporation for such purpose, treasury Common Stock or authorized but unissued Common Stock, not reserved for any other purpose.
     5.2. Individual Performance Based Limitations; U.S Taxpayer Employer. Subject to the provisions of Section 5.4 of the Plan, to the extent that the Committee has required upon grant that any Performance Unit Award, Restricted Stock, Restricted Unit or Performance Share Award must qualify as “other performance based compensation” within the meaning of U.S. Code Section 162(m)(4)(C), the maximum aggregate amount of such Award(s) paid or otherwise made available to such Participant shall not exceed one-half of one percent (0.5%) of Adjusted Net Income for the most recently reported year ending December 31st prior to the year such Award or Awards is or are paid or otherwise made available.
     5.3. Cancelled, Terminated, or Forfeited Awards. Should an Award under the Plan for any reason expire without having been exercised, be cancelled, repurchased by the Corporation, terminated or forfeited, or otherwise settled without the issuance of any Common Stock (including, but not limited to, shares tendered to exercise outstanding Options, shares tendered or withheld for taxes on Awards, or shares issued in connection with a Restricted Stock Award that is subsequently forfeited), any such shares of Common Stock subject to such Award shall again be available for grants of Awards under the Plan.
     5.4. Adjustment in Capitalization. In the event of any Adjustment Event, (a) the aggregate number of shares of Common Stock available for Awards under Section 5.1 of the Plan, (b) the aggregate limitations on the number of shares that may be awarded as a particular type of Award, and (c) the aggregate number of shares subject to outstanding Awards and the respective exercise prices or base prices applicable to outstanding Awards shall be proportionately adjusted by the Committee, in its discretion, with respect to such Adjustment Event, and the Committee’s determination shall be conclusive. To the extent deemed equitable and appropriate by the Committee and subject to any required action by shareholders of the Corporation, in any Adjustment Event that is a merger, consolidation, reorganization, liquidation, dissolution or similar transaction, any Award granted under the Plan shall be deemed to pertain to the securities and other property, including cash, to which a holder of the number of shares of Common Stock covered by the Award would have been entitled to receive in connection with such Adjustment Event.

     Any shares of stock (whether Common Stock, shares of stock into which shares of Common Stock are converted or for which shares of Common Stock are exchanged, or shares of stock distributed with respect to Common Stock) or cash or other property received with respect to any award of Restricted Stock or Restricted Units granted under the Plan as a result of any Adjustment Event or any distribution of property shall, except as provided in Article X or as otherwise provided by the Committee, be subject to the same terms and conditions, including restrictions on transfer, as are applicable to such shares of Restricted Stock or Restricted Units and any stock certificate(s) representing or evidencing any shares of stock so received shall be legended in such manner as the Corporation deems appropriate.
ARTICLE VI
STOCK OPTIONS
     6.1. Grant of Options. Subject to the provisions of Section 5.1 of the Plan, Options may be granted to Participants at such time or times as shall be determined by the Committee. Options granted under the Plan may be of three types: (i) ISOs, (ii) QSOs and (iii) Nonstatutory Stock Options. Except as otherwise provided herein, the Committee shall have complete discretion in determining the number of Options, if any, to be granted to a Participant, except that ISOs and QSOs may only be granted to Eligible Individuals who satisfy the requirements for eligibility set forth under U.S. Code Section 424 and P.R. Code Section 1046, respectively. The date of grant of an Option under the Plan will be the date on which the Option is awarded by the Committee or, if so determined by the Committee, the date on which occurs any event (including, but not limited to, the completion of an individual or corporate Performance Goal) the occurrence of which is an express condition precedent to the grant of the Option. Subject to Section 5.4 of the Plan, the Committee shall determine the number of Options, if any, to be granted to the Participant. Each Option grant shall be evidenced by an Option agreement (in electronic or written form) that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Common Stock to which the Option pertains, and such other terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. Options may be granted in tandem with SARs (as described in more detail in Article VII of the Plan).
     6.2. Exercise Price; No Repricing or Substitution of Options. Nonstatutory Stock Options, QSOs and ISOs granted pursuant to the Plan shall have an exercise price no less than the Fair Market Value of a share of Common Stock on the date the Option is granted. Except as a result of any Adjustment Event, the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price of any outstanding Option nor to grant any new Options or other Awards in substitution for or upon the cancellation of Options previously granted which shall have the effect of reducing the exercise price of any outstanding Option.
     6.3. Exercise of Options. Each Option granted pursuant to the Plan shall become exercisable as determined by the Committee at the time of grant or at any time subsequent thereto; provided that the Committee may establish performance-based criteria for exercisability of any Option. Options may be exercised during the lifetime of an optionee only by that optionee. Subject to the provisions of this Article VI, once any portion of any Option has become exercisable it shall remain exercisable for its remaining term. Once exercisable, an Option may be exercised from time to time, in whole or in part, up to the total number of shares of Common Stock with respect to which it is then exercisable. The Committee shall determine the term of each Option granted, but in no event shall any such Option be exercisable for more than 10 years after the date on which it is granted.
     6.4. Payment. The Committee shall establish procedures governing the exercise of Options. No shares shall be delivered pursuant to any exercise of an Option unless arrangements satisfactory to the Committee have been made to assure full payment of the exercise price of the Option. Without limiting the generality of the foregoing, payment of the exercise price may be made: (a) in cash or its equivalent; (b) by exchanging shares of Common Stock (which are not the subject of any pledge or other security interest) owned by the person exercising the Option (through actual tender or by attestation); (c) with the approval of the Committee, by authorizing the Corporation, Oriental Financial Services Corp., or a broker-dealer approved by the Corporation, to sell, on behalf of the Participant, the appropriate number of shares of Common Stock otherwise issuable to the Participant upon exercise of an Option; (d) with the approval of the Committee and at the election of the Participant, by withholding from those shares of Common Stock that would otherwise be obtained upon exercise of the Option a number of shares having a Fair Market Value equal to the exercise price; (e) by any combination of the foregoing; or (f) by other means that the Committee deems appropriate; provided that the combined value of all cash and cash equivalents paid and the Fair Market Value of any such shares of Common Stock so tendered to the Corporation, valued as of the date of such tender, is at least equal to such exercise price. The Corporation may not make a loan to a Participant to facilitate such Participant’s exercise of any of his Options or payment of taxes.
     6.5. ISOs and QSOs. Notwithstanding anything to the contrary contained in the Plan, no Option that is intended to be an ISO or a QSO may be granted after the tenth anniversary of the Effective Date of the Plan. Furthermore, the aggregate Fair Market Value of the Common Stock with respect to which QSOs may be exercised for the first time by a Participant shall not exceed $100,000. Except as may otherwise be provided for under the provisions of Article X of the Plan, no term of the Plan relating to ISOs or QSOs shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the ISO, QSO or the Plan under U.S. Code Section 422, or P.R. Code Section 1046, respectively, or without the consent of any Participant affected thereby, to disqualify any ISO or QSO under such Section 422 or Section 1046.
     6.6. Termination of Employment. Unless otherwise determined by the Committee at or subsequent to the date of grant, the following provisions of the Plan shall apply in the event of the Participant’s termination of employment with the Corporation or any Affiliate:
     (a) Due to Death. In the event a Participant’s employment terminates by reason of death, any Options granted to such Participant which are exercisable on the date of the Participant’s termination may be exercised by the Participant’s estate or as may otherwise be provided for in accordance with the requirements of Section 12.2 of the Plan, at any time prior to the earlier to occur of the (i) expiration of the term of the Options or (ii) such date following the Participant’s termination as the Committee shall determine at the time of grant.
     (b) Due to Disability. In the event a Participant’s employment is terminated by reason of Disability, any Options granted to such Participant which are exercisable on the date of the Participant’s termination may be exercised by the Participant (or, in the event of the Participant’s death after termination of employment when the Option is exercisable pursuant to its terms, by the Participant’s designated beneficiary, and if none is named, by the person determined in accordance with the requirements of Section 12.2 of the Plan), at any time prior to the earlier to occur of the (i) expiration date of the term of the Options or (ii) such date following the Participant’s termination as the Committee shall determine at the time of grant.
     (c) Due to Cause. In the event a Participant’s employment is terminated by the Corporation or any Affiliate for Cause, any Options granted to such Participant that are then not yet exercised shall be forfeited at the time of such termination and shall not be exercisable thereafter and the Committee may require that such Participant disgorge any profit, gain or other benefit received in respect of the exercise of any such Award for a period of up to twelve (12) months prior to the Participant’s termination of employment for Cause. In the event a Participant’s employment is terminated by the Corporation or any Affiliate for Cause, the provisions of this Section 6.6(c) will apply notwithstanding any assertion (by the Participant or otherwise) of a termination of employment for any other reason enumerated under this Section.
     (d) Due to Resignation. In the event a Participant’s employment ends as a result of such Participant’s resignation from the Corporation or any Affiliate, any Options granted to such Participant that are then not yet exercised shall be forfeited at the time of such termination and shall not be exercisable thereafter.
     (e) Due to Any Other Reason. In the event the employment of the Participant shall terminate for any reason other than one described in Section 6.6 (a) through (d) hereof, any Options granted to such

Participant which are exercisable on the date of the Participant’s termination of employment may be exercised by the Participant (or, in the event of the Participant’s death after termination of employment when the Option is exercisable pursuant to its terms, by the Participant’s estate or as may otherwise be provided for in accordance with the requirements of Section 12.2 of the Plan) at any time prior to the expiration of the term of the Options or the ninetieth (90th) day following the Participant’s termination of employment, whichever period is shorter, and any Options that are not exercisable on the date of termination of employment shall be forfeited at the time of such termination and not be exercisable thereafter.
     6.7 Termination of Service as a Non-Employee Director. Unless otherwise determined by the Committee at or subsequent to the date of grant, in the event a Participant’s service as a Non-Employee Director shall terminate for reasons other than removal for Cause, any Options granted to such Participant which are exercisable on the date of the Participant’s termination may be exercised by the Participant (or, in the event of the Participant’s death after termination as a Non-Employee Director when the Option is exercisable pursuant to its terms, by the Participant’s designated beneficiary, and if none is named, by the person determined in accordance with the requirements of Section 12.2 of the Plan), at any time prior to the earlier to occur of the (i) expiration date of the term of the Options or (ii) such date following the Participant’s termination as the Committee shall determine at the time of grant. In the event a Participant’s service as a Non-Employee Director is terminated for Cause, any Options granted to such Participant that are then not yet exercised shall be forfeited at the time of such termination and shall not be exercisable thereafter and the Committee may require that such Participant disgorge any profit, gain or other benefit received in respect of the exercise of any such Award for a period of up to twelve (12) months prior to the Participant’s termination as a Non-Employee Director. In the event a Participant’s service as a Non-Employee Director is terminated for Cause, the provisions of this Section 6.7 will apply notwithstanding any assertion (by the Participant or otherwise) of a termination for any other reason.
ARTICLE VII
STOCK APPRECIATION RIGHTS (SARs)
     7.1. Grant of SARs. SARs may be granted to any Participants, all Participants or any class of Participants at such time or times as shall be determined by the Committee. SARs may be granted in tandem with an Option, on a freestanding basis, not related to any other Award, and/or with associated Dividend Equivalents. A grant of a SAR shall be evidenced in writing, whether as part of the agreement governing the terms of the Option, if any, to which such SARs relate or pursuant to a separate written agreement with respect to freestanding SARs, in each case containing such provisions not inconsistent with the Plan as the Committee shall approve.
     7.2. Terms and Conditions of SARs. Notwithstanding the provisions of Section 7.1 above, unless the Committee shall otherwise determine, the terms and conditions (including, without limitation, the exercise period of the SAR, the vesting schedule applicable thereto and the impact of any termination of service on the Participant’s rights with respect to the SAR) applicable with respect to (i) SARs granted in tandem with an Option shall be substantially identical (to the extent possible taking into account the differences related to the character of the SAR) to the terms and conditions applicable to the tandem Options and (ii) freestanding SARs shall be substantially identical (to the extent possible taking into account the differences related to the character of the SAR) to the terms and conditions that would have been applicable under Section 6 of the Plan as if the grant of the SARs were a grant of an Option (including, but not limited to, the application of Sections 6.6 and 6.7).
     7.3. Exercise of Tandem SARs. SARs that are granted in tandem with an Option may only be exercised upon the surrender of the right to exercise such Option for an equivalent number of shares and may be exercised only with respect to the shares of Common Stock for which the related Award is then exercisable.
     7.4. Payment of SAR Amount. Upon exercise of a SAR, the holder shall be entitled to receive payment, in cash, in shares of Common Stock or in a combination thereof, as determined by the Committee, of an amount determined by multiplying:

     (a) the excess, if any, of the Fair Market Value of a share of Common Stock at the date of exercise over the Fair Market Value of a share of Common Stock on the date of grant, by
     (b) the number of shares of Common Stock with respect to which the SARs are then being exercised; provided, however, that at the time of grant with respect to any SAR payable in cash, the Committee may establish, in its sole discretion, a maximum amount per share which will be payable upon the exercise of such SAR.
ARTICLE VIII
RESTRICTED STOCK, RESTRICTED UNITS AND DIVIDEND EQUIVALENTS
     8.1. Grant of Restricted Stock and Restricted Units. The Committee, in its sole discretion, may make Awards to Participants of Restricted Stock or Restricted Units. Any Award made hereunder of Restricted Stock or Restricted Units shall be subject to the terms and conditions of the Plan and to any other terms and conditions not inconsistent with the Plan as shall be prescribed by the Committee in its sole discretion, either at the time of grant or thereafter. As determined by the Committee, with respect to an Award of Restricted Stock, the Corporation shall either (i) transfer or issue to each Participant to whom an award of Restricted Stock has been made the number of shares of Restricted Stock specified by the Committee or (ii) hold such shares of Restricted Stock for the benefit of the Participant for the Restricted Period. In the case of an Award of Restricted Units, no shares of Common Stock shall be issued at the time an Award is made, and the Company shall not be required to set aside a fund for the payment of such Award. Dividends or Dividends Equivalents (if connected with the grant of Restricted Units) may be subject to the same terms and conditions as the underlying Award of Restricted Stock or Restricted Units.
     8.2. Grant, Terms and Conditions of Dividend Equivalents. The Committee, in its sole discretion, may make Awards to Participants of Dividend Equivalents in connection with the grant of Restricted Units, Options, SARs and/or Performance Shares. Unless the Committee shall otherwise determine, the terms and conditions (including, without limitation, the vesting schedule applicable thereto and the impact of any termination of service on the Participant’s rights with respect to the Dividend Equivalent) shall be substantially identical (to the extent possible taking into account the differences related to the character of the Dividend Equivalent) to the terms and conditions applicable to the associated Award.
     8.3. Restrictions On Transferability. Shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered by the Participant during the Restricted Period, except as hereinafter provided. Notwithstanding the foregoing, the Committee may permit (on such terms and conditions as it shall establish) shares of Restricted Stock and Restricted Units to be transferred during the Restricted Periods pursuant to Section 12.1 of the Plan, provided that any shares of Restricted Stock or Restricted Units so transferred shall remain subject to the provisions of this Article VIII.
     8.4. Rights as a Shareholder. Except for the restrictions set forth herein and unless otherwise determined by the Committee, the Participant shall have all the rights of a shareholder with respect to such shares of Restricted Stock, including but not limited to, the right to vote and the right to receive dividends. A Participant shall not have any right, in respect of Restricted Units or Dividend Equivalents awarded pursuant to the Plan, to vote on any matter submitted to the Corporation’s shareholders until such time as the shares of Common Stock attributable to such Restricted Units (and, if applicable, Dividend Equivalents) have been issued.
     8.5. Restricted Period. The Restricted Period shall commence upon the date of grant by the Committee and shall lapse with respect to the shares of Restricted Stock or Restricted Units on such date as determined by the Committee at or subsequent to the date an Award of Restricted Stock or Restricted Units (including any Dividend Equivalents issued) is made to the Participant by the Committee, unless sooner terminated as otherwise provided herein.
     8.6. Legending or Equivalent. To the extent that certificates are issued to a Participant in respect of shares of Restricted Stock awarded under the Plan (or in the event that such Restricted Stock are held electronically), such shares shall be registered in the name of the Participant and shall have such legends (or account restrictions) reflecting the restrictions of such Awards in such manner as the Committee may deem appropriate.
     8.7. Termination of Employment. Unless the Committee shall otherwise determine at or subsequent to the date of grant:
     (a) Due to Cause. In the event a Participant’s employment is terminated by the Corporation or any Affiliate for Cause, any Restricted Stock or Restricted Units (including any associated Dividend Equivalents) granted to such Participant shall be forfeited at the time of such termination, and the Committee may require that such Participant disgorge any profit, gain or other benefit received in respect of the lapse of restrictions on any prior grant of Restricted Stock or Restricted Units (including any Dividend Equivalents) for a period of up to twelve (12) months prior to the Participant’s termination of employment for Cause. For purposes of this Section 8.7, in the event a Participant’s employment is terminated by the Corporation or any Affiliate for Cause, the provisions of this Section 8.7(a) will apply notwithstanding any assertion (by the Participant or otherwise) of a termination of employment for any other reason enumerated under this Section.
     (b) Due to Resignation. In the event a Participant’s employment ends as a result of such Participant’s resignation from the Corporation or any Affiliate, any Restricted Stock granted to such Participant and all Restricted Units (including any associated Dividend Equivalents) credited to such Participant shall be forfeited upon the Participant’s termination of employment.
     (c) Due to Any Other Reason. In the event a Participant’s employment is terminated by the Corporation or any Affiliate for any other reason during the applicable vesting period, the Participant (or the Participant’s estate or beneficiaries, if the participant subsequently dies) shall receive a payment calculated in the following manner: (i) the number of shares of Restricted Stock or Restricted Units granted will be reduced by multiplying the grant by a fraction, the numerator of which is the number of full months in the applicable vesting period during which the Participant was an active employee and the denominator of which is the number of months in the applicable vesting period (with a partial month worked counted as a full month if the Participant is an active employee for 15 days or more in that month); and (ii) the resulting reduced number of Restricted Stock or Restricted Units shall be considered vested and payment of such pro-rated Awards is to be made to the Participant (or beneficiaries or estate, if the Participant subsequently dies) as soon as practicable after the Participant’s termination of employment.
     8.8. Termination of Service as a Non-Employee Director. Unless otherwise determined by the Committee at or subsequent to the date of grant, in the event a Participant’s service as a Non-Employee Director shall terminate for reasons other than removal for Cause, the Participant (or the Participant’s estate or beneficiaries, if the Participant subsequently dies) shall receive a payment calculated in the following manner: (i) the number of shares of Restricted Stock or Restricted Units granted will be calculated by multiplying the grant by a fraction, the numerator of which is the number of full months in the applicable vesting period during which the Participant was an active Non-Employee Director and the denominator of which is the number of months in the applicable vesting period (with a partial month worked counted as a full month if the Participant is an active Non-Employee Director for 15 days or more in that month); and (ii) the resulting number of Restricted Stock or Restricted Units shall be considered vested and payment of such pro-rated Awards is to be made to the Participant (or beneficiaries or estate, if the Participant subsequently dies) as soon as practicable after the Participant’s termination as a Non-Employee Director. In the event a Participant’s service as a Non-Employee Director is terminated for Cause, any Restricted Stock or Restricted Units (including any associated Dividend Equivalents) granted to such Participant shall be forfeited at the time of such termination, and the Committee may require that such Participant disgorge any profit, gain or other benefit received in respect of the lapse of restrictions on any prior grant of Restricted Stock or Restricted Units (including any Dividend Equivalents) for a period of up to twelve (12) months prior to the Participant’s termination for Cause. For purposes of this Section 8.8, in the event a Participant’s service as a Non-Employee Director is terminated for Cause, the provisions of this Section 8.8 will apply notwithstanding any assertion (by the Participant or otherwise) of a termination for any other reason.

     8.9. Issuance of New Certificate or Equivalent: Settlement of Restricted Units and Dividend Equivalents. Upon the lapse of the Restricted Period with respect to any shares of Restricted Stock, such shares shall no longer be subject to the restrictions imposed under Section 8.3 of the Plan and the Corporation shall issue or have issued new share certificates (or remove any such restrictions that may have been established electronically) without the legend or equivalent described in Section 8.6 of the Plan in exchange for those previously issued. Upon the lapse of the Restricted Period with respect to any Restricted Units, the Corporation shall deliver to the Participant, or the Participant’s beneficiary or estate, as provided in Section 12.2 of the Plan, one share of Common Stock for each Restricted Unit as to which restrictions have lapsed and any Dividend Equivalents credited with respect to any Restricted Units, and any interest thereon. The Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only Common Stock and/or Dividend Equivalents. If a cash payment is made in lieu of delivering Common Stock for the Restricted Units, the amount of such cash payment for each share of Common Stock to which a Participant is entitled shall be equal to the Fair Market Value of the Common Stock on the date on which the Restricted Period lapsed with respect to the related Restricted Unit.
ARTICLE IX
PERFORMANCE UNIT AWARDS
AND PERFORMANCE SHARE AWARDS
     9.1. Performance Unit Awards.
     (a) General Description. At the discretion of the Committee, grants of Performance Unit Awards may be made to Participants.
     (b) Requirements for Covered Employees. For any “covered employees” and to the extent the Committee intends to comply with the requirements for performance-based Awards described generally under U.S. Code section 162(m), the Committee must certify, prior to payment of any such amounts, that any applicable Performance Goals and/or other requirements have been satisfied, and that such amounts paid are consistent with the limits provided under Section 5.2 of the Plan.
     (c) Payment of Performance Unit Awards. Performance Unit Awards shall be payable in cash, Common Stock, or a combination of cash and Common Stock at the discretion of the Committee. Unless the Committee shall otherwise determine at or subsequent to the date of grant:
     (i) Due to Cause. In the event a Participant’s employment is terminated by the Corporation or any Affiliate for Cause, any outstanding Performance Unit Awards shall be cancelled and the Committee may require that such Participant disgorge any profit, gain or other benefit received in respect of the payment of any prior Performance Unit Awards received within a period of twelve (12) months prior to the Participant’s termination of employment for Cause. For purposes of this Section 9.1(c)(i), in the event a Participant’s employment is terminated by the Corporation or any Affiliate for Cause, the provisions of this Section 9.1(c)(i) will apply notwithstanding any assertion (by the Participant or otherwise) of a termination of employment for any other reason enumerated under this Section.
     (ii) Due to Resignation. In the event a Participant’s employment ends as a result of such Participant’s resignation from the Corporation or any Affiliate, any Performance Units credited to such Participant shall be forfeited upon the Participant’s termination of employment.
     (iii) Due to Any Other Reason. In the event a Participant’s employment is terminated by the Corporation or any Affiliate for any other reason during the applicable Performance Cycle, the Participant (or the Participant’s estate or beneficiaries, if the Participant subsequently dies) shall receive a payment calculated in the following manner: (A) the number of Performance Units granted will be reduced by multiplying the grant by a fraction, the numerator of which is the number of full months in the Performance Cycle during which the Participant was an active employee and the denominator of which is the number of months in the Performance Cycle (with a partial month worked counted as a full month if the Participant is an active employee for 15 days or more in that month); and (B) the resulting reduced number of Performance Units shall be considered vested and payment made to the Participant of a lump sum payment as soon as practicable of such pro-rated Performance Unit Award, calculated as if the target value or equivalent value for each Unit had, in fact, been achieved.
     (iv) Termination of Service as a Non-Employee Director. In the event a Participant’s service as a Non-Employee Director shall terminate for reasons other than removal for Cause, the Participant (or the Participant’s estate or beneficiaries, if the Participant subsequently dies) shall receive a payment calculated in the following manner: (A) the number of Performance Units granted will be reduced by multiplying the grant by a fraction, the numerator of which is the number of full months in the Performance Cycle during which the Participant was an Non-Employee Director and the denominator of which is the number of months in the Performance Cycle (with a partial month worked counted as a full month if the Participant is an active Non-Employee Director for 15 days or more in that month); and (B) the resulting reduced number of Performance Units shall be considered vested and payment made to the Participant of a lump sum payment as soon as practicable of such pro-rated Performance Unit Award, calculated as if the target value or equivalent value for each Unit had, in fact, been achieved. In the event a Participant’s service as a Non-Employee Director is terminated for Cause, any outstanding Performance Unit Awards shall be cancelled and the Committee may require that such Participant disgorge any profit, gain or other benefit received in respect of the payment of any prior Performance Unit Awards received within a period of twelve (12) months prior to the Participant’s termination for Cause. For purposes of this Section 9.1(c)(iv), in the event a Participant’s service as a Non-Employee Director is terminated for Cause, the provisions of this Section 9.1(c)(iv) will apply notwithstanding any assertion (by the Participant or otherwise) of a termination for any other reason.
     9.2. Performance Shares.
     (a) General Description. At the discretion of the Committee, grants of Performance Share Awards may be made to Participants.
     (b) Requirements for Covered Employees. For any “covered employees” and to the extent the Committee intends to comply with the requirements for performance-based Awards described generally under U.S. Code Section 162(m), the Committee must certify, prior to payment of any such amounts, that any applicable Performance Goals and/or other requirements have been satisfied, and that such amounts paid are consistent with the limits provided under Section 5.2 of the Plan.
     (c) Payment of Performance Share Awards. Performance Share Awards shall be payable in Common Stock. Unless the Committee shall otherwise determine at or subsequent to the date of grant:
     (i) Due to Cause. In the event a Participant’s employment is terminated by the Corporation or any Affiliate for Cause, any outstanding Performance Share Awards shall be cancelled and the Committee may require that such Participant disgorge any profit, gain or other benefit received in respect of the payment of any prior Performance Share Awards (including any Dividend Equivalents) received within a period of twelve (12) months prior to the Participant’s termination of employment for Cause. For purposes of this Section 9.2(c)(i), in the event a Participant’s employment is terminated by the Corporation or any Affiliate for Cause, the provisions of this Section 9.2(c)(i) will apply notwithstanding any assertion (by the Participant or otherwise) of a termination of employment for any other reason enumerated under this Section.

     (ii) Due to Resignation. In the event a Participant’s employment ends as a result of such Participant’s resignation from the Corporation or any Affiliate, any Performance Share Awards credited to such Participant shall be forfeited upon the Participant’s termination of employment.
     (iii) Due to Any Other Reason. In the event a Participant’s employment is terminated by the Corporation or an Affiliate for any other reason during the applicable Performance Cycle, the Participant (or the Participant’s estate or beneficiaries, if the Participant subsequently dies) shall receive a payment calculated in the following manner: (A) the number of Performance Shares granted will be reduced by multiplying the grant by a fraction, the numerator of which is the number of full months in the Performance Cycle during which the Participant was an active employee and the denominator of which is the number of months in the Performance Cycle (with a partial month worked counted as a full month if the Participant is an active employee for 15 days or more in that month); and (B) the resulting reduced number of Performance Shares shall be considered vested and payment made to the Participant of a lump sum payment as soon as practicable of such pro-rated Performance Share Award, calculated as if the target number of Performance Shares had, in fact, been earned.
     (iv) Termination of Service as a Non-Employee Director. In the event a Participant’s service as a Non-Employee Director shall terminate for reasons other than removal for Cause, the Participant (or the Participant’s estate or beneficiaries, if the Participant subsequently dies) shall receive a payment calculated in the following manner: (A) the number of Performance Shares granted will be reduced by multiplying the grant by a fraction, the numerator of which is the number of full months in the Performance Cycle during which the Participant was an active non-Employee Director and the denominator of which is the number of months in the Performance Cycle (with a partial month worked shall be counted as a full month if the Participant is an active Non-Employee Director for 15 days or more in that month); and (B) the resulting reduced number of Performance Shares shall be considered vested and payment made to the Participant of a lump sum payment as soon as practicable of such pro-rated Performance Share Award, calculated as if the target number of Performance Shares had, in fact, been earned. In the event a Participant’s service as a Non-Employee Director is terminated for Cause, any outstanding Performance Share Awards shall be cancelled and the Committee may require that such Participant disgorge any profit, gain or other benefit received in respect of the payment of any prior Performance Share Awards received within a period of twelve (12) months prior to the Participant’s termination for Cause. For purposes of this Section 9.2(c)(iv), in the event a Participant’s service as a Non-Employee Director is terminated for Cause, the provisions of this Section 9.2(c)(iv) will apply notwithstanding any assertion (by the Participant or otherwise) of a termination for any other reason.
ARTICLE X
CHANGE OF CONTROL
     10.1. Accelerated Vesting and Payment of Awards. Subject to the provisions of Section 10.3 below, in the event of a Change of Control each Option and SAR then outstanding shall be fully exercisable regardless of the exercise schedule otherwise applicable to such Option and/or SAR, and the Restricted Period shall lapse as to each share of Restricted Stock and each Restricted Unit then outstanding. In connection with such a Change of Control, the Committee may, in its discretion, provide that each Option, SAR, Restricted Stock and/or Restricted Unit shall, upon the occurrence of such Change of Control, be cancelled in exchange for a payment per share/unit (the “Settlement Payment”) in an amount based on the Change of Control Price. Such Settlement Payment shall be in the form of cash.
     10.2. Performance Unit Awards and Performance Share Awards. Subject to the provisions of Section 10.3, in the event of a Change of Control, (a) any outstanding Performance Unit Awards or Performance

Share Awards relating to Performance Cycles ending prior to the Change of Control which have been earned but not paid shall become immediately payable, (b) all then-in-progress Performance Cycles for Performance Unit Awards or Performance Share Awards that are outstanding shall end, and all Participants shall be deemed to have earned an award equal to the Participant’s target award opportunity for the Performance Cycle in question, and (c) the Corporation shall pay all such Performance Unit Awards and Performance Share Awards as a Settlement Payment within thirty (30) days of such Change of Control, based on the Change of Control Price. Such Settlement Payment shall be in cash.
     10.3. Alternative Awards. Notwithstanding Section 10.1 or 10.2, no cancellation, acceleration of exercisability, vesting, cash settlement or other payment shall occur with respect to any Option, SAR, Restricted Stock, Restricted Unit, Performance Unit and/or Performance Share if the Committee reasonably determines in good faith prior to the occurrence of a Change of Control that such Option, SAR, Restricted Stock, Restricted Unit, Performance Unit and/or Performance Share shall be honored or assumed, or new rights substituted therefore (such honored, assumed or substituted award hereinafter called an “Alternative Award”), by a Participant’s employer (or the parent or an affiliate of such employer) immediately following the Change of Control; provided that any such Alternative Award must:
     (a) be based on stock that is traded on an established securities market;
     (b) provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Option, SAR, Restricted Stock, Restricted Unit, Performance Unit and/or Performance Share, including, but not limited to, an identical or better exercise or vesting schedules;
     (c) have substantially equivalent value to such Option, SAR, Restricted Stock, Restricted Unit, Performance Unit and/or Performance Share (determined at the time of the Change in Control); and
     (d) have terms and conditions which provide that in the event that the Participant’s employment is involuntarily terminated for any reason other than for Cause, all of such Participant’s Options, SARs, Restricted Stock, Performance Units and/or Performance Shares shall be deemed immediately and fully exercisable and/or all restrictions shall lapse, and shall be settled for a payment per each share of stock subject to the Alternative Award in cash, in immediately transferable, publicly traded securities, or in a combination thereof, in an amount equal to (i) the Fair Market Value of such stock on the date of the Participant’s termination (with respect to any Restricted Stock and/or Restricted Units, (ii) the excess of the Fair Market Value of such stock on the date of the Participant’s termination over the corresponding exercise or base price per share, if any (with respect to any Option and/or SARs), or (iii) the Participant’s target award opportunity for the Performance Cycle in question (with respect to any Performance Units or Performance Shares).
ARTICLE XI
AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN
     11.1. General. The Board may, at any time and from time to time amend, modify, suspend, or terminate the Plan, in whole or in part, without notice to or the consent of any Participant or Eligible Individual; provided, however, that any amendment which would (i) increase the number of shares available for issuance under the Plan, (ii) lower the minimum exercise price at which an Option (or the base price at which a SAR) may be granted, (iii) change the individual Award limits, or (iv) require shareholder approval under NYSE rules or the rules of any other exchange where the Common Stock may then be traded, shall be subject to the approval of the Corporation’s shareholders. No amendment, modification or termination of the Plan shall in any manner adversely affect any Award theretofore granted under the Plan, without the consent of the Participant, provided, however, that:
     (a) any change pursuant to, and in accordance with the requirements of, Article X;

     (b) any acceleration of payments of amounts accrued under the Plan by action of the Committee or by operation of the Plan’s terms; or
     (c) any decision by the Committee to limit participation (or other features of the Plan) prospectively under the Plan shall not be deemed to violate this provision.
ARTICLE XII
MISCELLANEOUS PROVISIONS
     12.1. Transferability of Awards. No Awards granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. No transfer of an Award by will or by the laws of descent and distribution shall be effective to bind the Corporation unless the Corporation shall have been furnished with written notice thereof and a copy of the will and/or such other evidence as the Board or the Committee may determine necessary to establish the validity of the transfer.
     12.2. Treatment of Any Outstanding Rights or Features Upon Participant’s Death. Any Awards, rights or features remaining unexercised or unpaid at the Participant’s death shall be paid to, or exercised by, the Participant’s estate except where otherwise provided by law, or when done in accordance with other methods (including a beneficiary designation process) put in place by the Committee or a duly appointed designee from time to time. Except as otherwise provided herein, nothing in the Plan is intended or may be construed to give any person other than Participants any options, rights or remedies under the Plan.
     12.3. Deferral of Payment. In the Award agreement or otherwise, the Committee may permit a Participant to elect, upon such terms and conditions as the Committee may establish, to defer receipt of payment of the Award. Notwithstanding anything else contained herein to the contrary, deferrals shall not be permitted hereunder in a way that will result in the Corporation or any Affiliate being required to recognize a financial accounting charge due to such deferral that is substantially greater than the charge, if any, that was associated with the underlying Award.
     12.4. Awards in Substitution for Awards Granted By Other Companies. Awards may be granted under the Plan from time to time as replacements for awards (including, but not limited to, options, common stock, restricted stock, performance shares or performance units) held by employees of other companies who become employees of the Corporation or any affiliate as a result of a merger or consolidation of the employing Corporation with the Corporation, or such Affiliate, or the acquisition by the Corporation or an Affiliate of all or a portion of the assets of the employing Corporation. Shares issued in connection with such substitute Awards shall not reduce the number of shares of Common Stock issuable under Section 5.1 of the Plan.
     12.5. No Guarantee of Employment or Participation. The existence of the Plan shall not be deemed to constitute a contract of employment between the Corporation or any Affiliate and any Eligible Individual or Participant, nor shall it constitute a right to remain in the employ of the Corporation or any Affiliate. The terms or existence of the Plan, as in effect at any time or from time to time, or any Award granted under the Plan, shall not interfere with or limit in any way the right of the Corporation or any Affiliate to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Corporation or any Affiliate. Except to the extent expressly selected by the Committee to be a Participant, no person (whether or not an Eligible Individual or a Participant) shall at any time have a right to be selected for (or additional) participation in the Plan, despite having previously participated in an incentive or bonus plan of the Corporation or an Affiliate.
     12.6. Tax Withholding. The Corporation or an Affiliate shall have the right and power to deduct from all payments or distributions under the Plan, or require a Participant to remit to the Corporation promptly upon notification of the amount due, an amount (which may include shares of Common Stock) to satisfy any Puerto Rico, federal, state, local or foreign taxes or other obligations required by law to be withheld with respect thereto with respect to any Award. The Corporation may defer payments of cash or issuance or delivery of Common Stock until such withholding requirements are satisfied. The Committee may, in its discretion, permit a Participant to elect, subject to such conditions as the Committee shall impose, (a) to have shares of Common Stock otherwise issuable under the Plan withheld by the Corporation or (b) to deliver to the Corporation previously acquired shares of Common Stock (through actual tender or attestation), in either case for the greatest number of whole shares having a Fair Market Value on the date immediately preceding the date of exercise not in excess of the amount required to satisfy the withholding tax obligations.
     12.7. No Limitation on Compensation; Scope of Liabilities. Nothing in the Plan shall be construed to limit the right of the Corporation to establish other plans if and to the extent permitted by applicable law. The liability of the Corporation or any Affiliate under the Plan is limited to the obligations expressly set forth in the Plan, and no term or provision of the Plan may be construed to impose any further or additional duties, obligations, or costs on the Corporation or any Affiliate not expressly set forth in the Plan.
     12.8. Requirements of Law. The granting of Awards and the issuance of shares of Common Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
     12.9. Term of Plan. The Plan shall be effective upon the Effective Date. The Plan shall terminate on the earlier of (a) the termination of the Plan pursuant to Article XI, or (b) when no more shares of Common Stock are available for issuance of Awards under the Plan.
     12.10. Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the Commonwealth of Puerto Rico without regard to principles of conflict of laws.
     12.11. Securities Law Compliance. Instruments evidencing Awards may contain such other provisions, not inconsistent with the Plan, as the Committee deems advisable, including a requirement that the Participant represent to the Corporation in writing, when an Award is granted or when he receives shares with respect to such Award (or at such other time as the Committee deems appropriate) that he or she is accepting such Award, or receiving or acquiring such shares (unless they are then covered by an effective registration statement), for his own account for investment only and with no present intention to transfer, sell or otherwise dispose of such shares except such disposition by a legal representative as shall be required by will or the laws of any jurisdiction in winding up the estate of the Participant. Such shares shall be transferable, or may be sold or otherwise disposed of only if the proposed transfer, sale or other disposition shall be permissible pursuant to the Plan and if, in the opinion of counsel satisfactory to the Corporation, such transfer, sale or other disposition at such time will be in compliance with applicable securities laws.
     12.12. No Impact On Benefits. Except as may be otherwise specifically provided for under any employee benefit plan, policy or program, Awards shall not be treated as compensation for purposes of calculating an Eligible Individual’s right under any such plan, policy or program.
     12.13. No Constraint on Corporate Action. Except as provided in Article XI, nothing contained in the Plan shall be construed to prevent the Corporation, or any affiliate, from taking any corporate action (including, but not limited to, the Corporation’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets) which is deemed by it to be appropriate, or in its best interest, whether or not such action would have an adverse effect on the Plan, or any Awards made under the Plan. No employee, beneficiary, or other person, shall have any claim against the Corporation or any of its Affiliates, as a result of any such action.
     12.14. Captions. The headings and captions appearing herein are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of the Plan.

APPENDIX B
PROPOSED AMENDMENT TO ARTICLE FOURTH
OF THE CERTIFICATE OF INCORPORATION
     RESOLVED, that upon the filing of the certificate of amendment with the Secretary of State of the Commonwealth of Puerto Rico, Article Fourth of the Certificate of Incorporation of Oriental Financial Group Inc. (the “Corporation”) be amended in its entirety so that it reads as follows:
     “FOURTH: The authorized capital of the Corporation shall be ONE HUNDRED TEN MILLION DOLLARS ($110,000,000) represented by ONE HUNDRED MILLION (100,000,000) shares of common stock, $1.00 par value per share, and TEN MILLION (10,000,000) shares of preferred stock, $1.00 par value per share. The shares may be issued by the Corporation from time to time as authorized by the Board of Directors without the further approval of shareholders, except to the extent that such approval is required by governing law, rule or regulation.
     The Board of Directors is expressly authorized to provide, when it deems necessary, for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, but not to exceed one vote per share, or without voting powers; and with such designations, preferences, rights, qualifications, limitations or restrictions thereof, as shall be expressed in the resolution or resolutions of the Board of Directors, authorizing such issuance, including (but without limiting the generality of the foregoing) the following:
(a)	the designation of such series, the number of shares to constitute such series, and the stated value thereof if different from the par value thereof;

(b)	the dividend rate of such series, the conditions and dates upon which the dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes of capital stock of the Corporation, and whether such dividends shall be cumulative or non-cumulative;

(c)	whether the shares of such series shall be subject to redemption by Corporation, and if made subject to such redemption, the terms and conditions of such redemption;

(d)	the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(e)	whether the shares of such series shall be convertible and if provision be made for conversion, the terms of such conversion;

(f)	the extent, if any, to which the holders of such shares shall be entitled to vote; provided, however, that in no event, shall any holder of any series of preferred stock be entitled to more than one vote for each such share;

(g)	the restrictions and conditions, if any, upon the issue or re-issue of any additional preferred stock ranking on a parity with or prior to such shares as to dividends or upon dissolution;

(h)	the rights of the holders of such shares upon dissolution of, or upon distribution of assets of the Corporation, which rights may be different in the case of a voluntary dissolution; and

B-1

(i)	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.
     The powers, preferences and relative, participating, optional and other special rights, of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of preferred stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall accrue and/or be cumulative.”
     RESOLVED FURTHER, that the proper officers of the Corporation be, and hereby are, authorized and directed to take all actions, execute all instruments, and make all payments that are necessary or desirable, at their discretion, to make effective the foregoing amendment to Article Fourth of the Certificate of Incorporation of the Corporation, including, without limitation, the filing of a certificate of amendment with the Secretary of State of the Commonwealth of Puerto Rico, unless the Board of Directors decides to abandon the foregoing amendment prior to the filing of such certificate of amendment.

B-2

ORIENTAL FINANCIAL GROUP INC.
C/O AMERICAN STOCK TRANSFER & TRUST CO.
6201 15TH AVENUE
BROOKLYN, NY 11219
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following:

1. Election of Directors	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For all Except” and write the number(s) of the nominee(s) on the line below.
Nominees	All	All	Except

01) José J. Gil de Lamadrid 02) José Rafael Fernández 03) Maricarmen Aponte	☐	☐	☐

The Board of Directors recommends that you vote FOR the following proposals:		For	Against	Abstain

2.	Replenishment of Shares Reserved for Issuance under the Omnibus Performance Incentive Plan	☐	☐	☐

3.	Amendment to the Omnibus Performance Incentive Plan	☐	☐	☐

4.	Amendment to Article Fourth of the Certificate of Incorporation	☐	☐	☐

5.	Ratification of Selection of Independent Auditors	☐	☐	☐

NOTE: The undersigned hereby acknowledges receipt of the accompanying proxy statement for the annual meeting prior to signing this proxy.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) hereon. When signing in a representative capacity, please give your title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ORIENTAL FINANCIAL GROUP INC.	REVOCABLE PROXY
This proxy is solicited on behalf of the Board of Directors of Oriental Financial Group Inc. for use only at the annual meeting of stockholders to be held on April 30, 2010, and at any adjournment or postponement of that meeting. This proxy may be revoked by the undersigned at any time before it is exercised.
The undersigned, being a stockholder of Oriental Financial Group Inc. (the “Company”), hereby authorizes the Board of Directors of the Company or any successors in their respective positions, as proxies with full powers of substitution, to represent the undersigned at the annual meeting of stockholders of the Company to be held at the Oriental Center, Professional Offices Park, 997 San Roberto Street, 8th Floor, San Juan, Puerto Rico, on Friday, April 30, 2010, at 10:00 a.m. AST, and at any adjournment or postponement of that meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as indicated on the reverse side.
In their discretion, the proxies are authorized to vote this proxy with respect to (i) the approval of the minutes of the last meeting of stockholders; (ii) the election of any person as director if any nominee is unable to serve or, for good cause, will not serve; (iii) matters incident to the conduct of the annual meeting; and (iv) such other matters as may properly come before the annual meeting. Except with respect to procedural matters incident to the conduct of the annual meeting, management at present knows of no other business to be brought before the meeting other than those matters described in the accompanying proxy statement.
Shares of common stock of the Company will be voted as specified in this proxy. In the absence of any express indication that the shares to be voted should be cumulated in a particular fashion, the votes represented by executed proxies will be distributed equally among the three nominees or in such other fashion as will most likely ensure the election of the nominees. If no specification is made above, shares will be voted “FOR” Proposal 1: Election of Directors; “FOR” Proposal 2: Replenishment of Shares Reserved for Issuance under the Omnibus Performance Incentive Plan; “FOR” Proposal 3: Amendment to the Omnibus Performance Incentive Plan; “FOR” Proposal 4: Amendment to Article Fourth of the Certificate of Incorporation; and “FOR” Proposal 5: Ratification of Selection of Independent Auditors. This proxy cannot be voted for any person who is not a nominee of the Company’s Board of Directors.